Exhibit 10.1

ASSET PURCHASE AGREEMENT

by and among

TRAVELZOO INC.,

TRAVELZOO K.K.,

AZZURRO CAPITAL INC.

And

A Buyer Entity to be Designated by

AZZURRO CAPITAL INC.

Dated September 30, 2009

i

1.43	“Option Agreement”	4
1.44	“Ordinary Course”	5
1.45	“Party”	5
1.46	“Person”	5
1.47	“Permitted Encumbrances”	5
1.48	“Post-Closing Periods”	5
1.49	“Pre-Closing Periods”	5
1.50	“Purchase Price”	5
1.51	“Purchased Assets”	5
1.52	“Referral Agreement”	5
1.53	“Records”	5
1.54	“Representatives”	5
1.55	“Seller”	5
1.56	“Solicitation Period End-Date”	6
1.57	“Straddle Period”	6
1.58	“Superior Proposal”	6
1.59	“Tax” or “Taxes”	6
1.60	“Tax Returns”	6
1.61	“Territory”	6
1.62	“Total Current Assets”	6
1.63	“Total Current Liabilities”	6
1.64	“Transition Services Agreement”	6
1.65	“Travelzoo”	6
1.66	“Voting Agreement”	6

ARTICLE II PURCHASE AND SALE OF THE BUSINESS		7

2.1	Transfer of Assets and Liabilities	7
2.2	Consideration	7
2.3	Closing	7
2.4	Purchase Price Adjustment	7
2.5	Taxes	9
2.6	Allocation of Purchase Price	10
2.7	Completion of Transfers	10
2.8	Excluded Liabilities	11
2.9	Further Assurances	11

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER AND TRAVELZOO		11

3.1	Seller Existence and Power	11
3.2	Seller Valid and Enforceable Agreement; Authorization	12
3.3	Taxes	12
3.4	Litigation	12
3.5	Condition of Real and Personal Property	12
3.6	Contracts	13
3.7	Title	13

3.8	Licenses and Permits	13
3.9	Compliance with Laws	13
3.10	Labor Matters	13
3.11	Intellectual Property Matters	14
3.12	Brokers, Finders	14
3.13	Travelzoo Existence and Power	14
3.14	Travelzoo Valid and Enforceable Agreement; Authorization	14
3.15	No Other Representations or Warranties	14

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER		15

4.1	Existence and Power	15
4.2	Valid and Enforceable Agreement; Authorization	15
4.3	Brokers, Finders	15
4.4	Litigation	16
4.5	Funds	16
4.6	No Knowledge of Breach of Seller Representation	16
4.7	No Other Representations or Warranties	16

ARTICLE V REPRESENTATIONS AND WARRANTIES OF AZZURRO		16

5.1	Existence and Power	16
5.2	Valid and Enforceable Agreement; Authorization	17
5.3	Brokers, Finders	17
5.4	Litigation	17
5.5	Funds	17
5.6	No Knowledge of Breach of Seller Representation	17
5.7	No Other Representations or Warranties	18

ARTICLE VI ADDITIONAL COVENANTS OF THE PARTIES		18

6.1	Conduct of Business Until Closing	18
6.2	Access Pending Closing	18
6.3	Books and Records	18
6.4	Confidentiality; Announcements	19
6.5	Advertiser and Subscriber Information	20
6.6	Filings; Cooperation	20
6.7	Obligations with Respect to Employees	21
6.8	Acquisition Proposals	21

ARTICLE VII CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER AND AZZURRO		26

7.1	Accuracy of Representations and Warranties and Performance of Obligations	26
7.2	Consents and Approvals	26
7.3	No Contrary Judgment or Litigation	26
7.4	Hong Kong Purchase Agreement	26

7.5	Deliveries	26
7.6	No Material Adverse Effect	27
7.7	Due Diligence and Disclosure Schedules	27
7.8	Formation of Buyer	28

ARTICLE VIII CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER		28

8.1	Accuracy of Representations and Warranties and Performance of Obligations	28
8.2	Consents and Approvals	28
8.3	No Contrary Judgment	28
8.4	Deliveries	28
8.5	Hong Kong Purchase Agreement	29
8.6	Expiration of the Solicitation Period End-Date	29

ARTICLE IX INDEMNIFICATION		29

9.1	Indemnification by Seller	29
9.2	Indemnification by Buyer	30
9.3	Notice and Payment of Losses	30
9.4	Defense of Third-Party Claims	31
9.5	Survival of Representations and Warranties	31
9.6	Limitation on Indemnification	32
9.7	Characterization of Indemnity Payments	33
9.8	Exclusive Remedy	34

ARTICLE X MISCELLANEOUS PROVISIONS		34

10.1	Notice	34
10.2	Termination; Termination Fee	35
10.3	Entire Agreement	36
10.4	Severability	36
10.5	Assignment; Binding Agreement	36
10.6	Expenses	36
10.7	Counterparts	37
10.8	Headings; Interpretation	37
10.9	Governing Law	37
10.10	Arbitration	37
10.11	Disclosure Generally	38
10.12	No Third Party Beneficiaries or Other Rights	38
10.13	Knowledge	38
10.14	Travelzoo Guarantee	38

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is entered into as of this 30th day of September, 2009, by and between TRAVELZOO, INC., a Delaware corporation (“Travelzoo”), TRAVELZOO K.K., a Japanese kabushiki kaisha and wholly-owned subsidiary of Travelzoo (“Seller”), and AZZURRO CAPITAL INC., a Cayman Islands corporation (“Azzurro”), for itself and for the benefit of a subsidiary of Azzurro to be formed for the purpose of completing the transactions described herein (“Buyer”) (provided, that Buyer shall execute, deliver and become a party to this Agreement at Closing). Capitalized terms are defined in Article I.

RECITALS

A.        The Buyer desires to purchase the Purchased Assets from Seller and to assume the Assumed Liabilities, on the terms and conditions set forth herein; and

B.        Seller desires to sell the Purchased Assets and to assign the Assumed Liabilities to Buyer, on the terms and conditions set forth herein; and

C.        Azzurro, for the benefit of a company organized under the laws of Hong Kong which will be a wholly-owned subsidiary of Azzurro (the “Hong Kong Affiliate”), is entering into an Asset Purchase Agreement (“the “Hong Kong Purchase Agreement”), dated as of the date hereof, pursuant to which the Hong Kong Affiliate will acquire the Purchased Assets referred to therein (the “Hong Kong Purchased Assets”) and will assume the Assumed Liabilities referred to therein; and

D.        Travelzoo, which is the parent company of the Seller, will enter into additional agreements, as of Closing, with Azzurro, the Buyer and the Hong Kong Affiliate, relating to the transactions provided for herein and in the Hong Kong Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants, representations, warranties, conditions, and agreements hereinafter expressed, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Without limiting the effect of any other terms defined in the text of this Agreement, the following words shall have the meaning given them in this Article I:

1.1	“Acquisition Proposal” has the meaning set forth in Section 6.8(a).

1.2      “Affiliate” means, with respect to any Person, any Person which is controlling, controlled by, or under common control with, directly or indirectly through any Person, the Person referred to, and, if the Person referred to is a natural person, any member of such Person’s immediate family. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

1.3      “Agreement” means this Agreement as executed on the date hereof and as amended or supplemented in accordance with the terms hereof, including all Schedules and Exhibits hereto, as attached hereto at the time of signing and as subsequently updated or amended by Travelzoo, subject to approval, in their sole discretion, by Azzurro or the Buyer of such updates or amendments.

1.4      “Asia Pacific Business” means the Business referred to herein and the Business referred to in the Hong Kong Purchase Agreement, collectively.

1.5       “Assumed Contracts” means those Contracts to which Seller is a party or by which it is bound as of the Effective Time and which are exclusively related to the Business. For the avoidance of doubt, the Assumed Contracts include all of those Contracts listed on Section 1.5 and Section 3.6 of the Disclosure Schedules.

1.6      “Assumed Liabilities” means all of the debts, liabilities and obligations of Seller as of the Effective Time listed on Section 1.6 of the Disclosure Schedules or arising out of or pertaining to the Assumed Contracts.

1.7	“Arbitrator” shall have the meaning Section 10.9.
1.8	“Accounting Firm” shall have the meaning Section 2.4(c).

1.9      “Business” means the business of publishing travel and entertainment offers from various travel and entertainment companies by means of the internet, email newsletter and alert services and similar media, in the Territory, as such business has been conducted by Seller, but not including the business related to the fly.com website and domain name.

1.10    “Business Day” means any day which is not a Saturday, Sunday or a legal holiday in the State of New York, United States of America.

1.11	“Buyer” has the meaning set forth in the preamble.

1.12    “Closing” means the consummation of the transactions contemplated by this Agreement, as provided for in Section 2.3.

1.13	“Closing Balance Sheet” has the meaning set forth in Section 2.4(a).

1.14    “Closing Date” means such date as shall be mutually agreed upon by the Parties (which shall in any event be within five (5) Business Days from the satisfaction or waiver of all applicable conditions to Closing set out herein).

1.15    “Code” means the United States Internal Revenue Code of 1986, as amended.

1.16    “Contract” means any contract, agreement, lease, indenture, mortgage, deed of trust, evidence of indebtedness, binding commitment or instrument to which Seller (in respect of the Business) is a party or by which it is bound.

1.17    “Effective Time” means the effective time of the Closing, which shall be deemed to be as of 11:59 p.m. Japan Time on the Closing Date.

1.18    “Employee” means any person that is a full-time employee of the Business working for Seller on the Closing Date.

1.19    “Encumbrances” means mortgages, liens, charges, claims, security interests, easements or other encumbrances.

1.20     “Excluded Assets” means all of the assets, properties, rights and interests of Seller listed in Section 1.20 of the Disclosure Schedule.

1.21    “Excluded Liabilities” means those debts, liabilities and obligations of Seller listed on Section 1.21 of the Disclosure Schedules.

1.22	“Excluded Party” has the meaning set forth in Section 6.8(b).

1.23    “GAAP” means generally accepted accounting principles in the United States.

1.24	“Hong Kong Affiliate” has the meaning set forth in the Recitals.

1.25    “Hong Kong Purchase Agreement” has the meaning set forth in the Recitals.

1.26	“Hong Kong Purchased Assets” has the meaning set forth in the Recitals.
1.27	“Hosting Agreement” has the meaning set forth in Section 7.5(d).
1.28	“Indemnifying Party” has the meaning set forth in Section 9.3.
1.29 “Indemnity Basket” has the meaning set forth in Section 9.6(a).
1.30	“Indemnity Cap” has the meaning set forth in Section 9.6(c).
1.31	“Injured Party” has the meaning set forth in Section 9.3.

1.32    “Intellectual Property” means patents, inventions, designs, models, know-how, trade secrets, trademarks, trade dress, service marks, copyrights, business names, source codes, domain names and other material business identifiers, registrations and applications and all renewals of the foregoing and rights to apply for any of the foregoing, and all the goodwill associated therewith, and rights to sue or take any other action with respect to any past or future infringement, misappropriation, dilution or other violation of any rights with respect to the foregoing. This term does not include non-proprietary information, know-how or processes otherwise available to the industry or public, or rights obtained pursuant to licenses associated with software and other intellectual property generally made available for purchase or use by industry or the public.

1.33	“IRS” means the United States Internal Revenue Service.

1.34    “Law” or “Laws” means any statute, law, ordinance, decree, order, injunction, rule, directive, or regulation of any government or quasi-governmental authority, and includes rules and regulations of any regulatory or self-regulatory authority compliance with which is required by law, in effect on the date hereof in the Territory.

1.35	“License Agreement” has the meaning set forth in Section 7.5(b).

1.36    “Loss” or “Losses” means each and all of the following items to the extent actually paid or incurred: losses, liabilities, damages, judgments, fines, costs, penalties, amounts paid in settlement and reasonable out-of-pocket costs and expenses incurred in connection therewith (including, without limitation, costs and expenses of suits and proceedings, and reasonable fees and disbursements of counsel), but net of any insurance proceeds received or receivable by the Injured Party with respect to such Losses, and net of any tax benefit received or receivable by the Injured Party in respect of such Losses. Notwithstanding anything to the contrary herein, in no event shall special, speculative, incidental, punitive, indirect or consequential damages or damages for lost profits be deemed to be “Losses”, except that the foregoing exclusion shall not apply to the extent such items are included in a third-party claim.

1.37    “Material Adverse Effect” means a material adverse effect on the assets, business, financial condition or results of operations of the Business taken as a whole.

1.38	“Net Working Capital” has the meaning set forth in Section 2.4(a).
1.39	“Notice of Claim” has the meaning set forth in Section 9.3.
1.40	“Notice of Dispute” has the meaning set forth in Section 2.4(b).
1.41	“Notice of Intent to Exercise” has the meaning set forth in Section 5.9(d).
1.42	“Notice Period” has the meaning set forth in Section 6.8(e).

1.43    “Option Agreement” means the Option Agreement, dated this date, between Azzurro and Travelzoo, relating to, among other things, the Purchased Assets and the Buyer.

1.44    “Ordinary Course” means, with respect to the Business, the ordinary course of commercial operations customarily engaged in by Seller with respect to the Business and consistent with past or current practice.

1.45	“Party” means Seller or the Buyer, and “Parties” means both of them.

1.46    “Person” means an individual, general or limited partnership, corporation (including any non-profit corporation), business trust, limited liability company, limited liability partnership, joint stock company, estate, trust, association, organization, unincorporated association, joint venture or other entity.

1.47    “Permitted Encumbrances” means, collectively, (a) Encumbrances that are disclosed in the Disclosure Schedules, (b) liens for Taxes, fees, levies, duties or other governmental charges of any kind which are not yet delinquent or are being contested in good faith by appropriate proceedings, (c) liens for mechanics, materialmen, laborers, employees, suppliers or similar liens arising by operation of Law which are not material to the Business as a whole, (d) rights or liens of any lessors with respect to any of the leased real property or leased personal property and (e) in the case of real property, and only to the extent such items do not materially and adversely impact the operation of such real property in the Ordinary Course, any matters, restrictions, covenants, conditions, limitations, rights, rights of way, encumbrances, encroachments, reservations, easements, agreements and other matters of record, such state of facts of which an accurate survey or inspection of the property would reveal, and the provisions of any Law.

1.48    “Post-Closing Periods” means all taxable periods of Seller commencing after the Effective Time and the portion of any Straddle Period ending after the Effective Time.

1.49    “Pre-Closing Periods” means all taxable periods of Seller ending on or before the Effective Time and the portion of any Straddle Period commencing prior to the Effective Time.

1.50	“Purchase Price” has the meaning set forth in Section 2.2.

1.51    “Purchased Assets” means the assets owned by Seller listed in Section 1.51 of the Disclosure Schedules, and all other assets of the Seller other than the Excluded Assets.

1.52	“Referral Agreement” has the meaning set forth in Section 7.5(e).
1.53	“Records” has the meaning set forth in Section 6.3.

1.54    “Representatives” means directors, officers, employees, Affiliates, investment bankers, attorneys, accountants and other advisors or representatives.

1.55	“Seller” has the meaning set forth in the preamble.

1.56	“Solicitation Period End-Date” has the meaning set forth in Section 6.8(a).

1.57    “Straddle Period” means any taxable period of Seller that begins before and ends after the Effective Time.

1.58	“Superior Proposal” has the meaning set forth in Section 6.8(c).

1.59    “Tax” or “Taxes” means all material taxes, charges, fees, levies, or other like governmental assessments applicable to the Business in the countries in which it operates, including, without limitation, all material federal, possession, state, city, county and foreign (or governmental unit, agency, or political subdivision of any of the foregoing) income, profits, employment (including unemployment insurance and employee income tax withholding), franchise, gross receipts, sales, use, transfer, stamp, occupation, property, capital, severance, premium, windfall profits, tariff, customs, duties, ad valorem, value-added and excise taxes, and any other governmental charges of the same or similar nature; and all penalties, additions to tax and interest relating to any such taxes, premiums or charges. Any one of the foregoing Taxes shall be referred to sometimes as a “Tax”.

1.60    “Tax Returns” means all returns, reports, estimates, declarations, claims for refund, information returns or statements relating to, or required to be filed in connection with any Taxes, including any schedule or attachment thereto, and including any amendment or supplement thereof.

1.61    “Territory” means all countries located in those time zones that are more than five (5) hours ahead of Greenwich Mean Time, based on Standard time, including, without limitation, India and Pakistan, but excluding Russia.

1.62    “Total Current Assets” means “total current assets” plus “deposits, less current portion” as such line items are defined and reported on Seller’s balance sheet in the Ordinary Course and determined in accordance with GAAP.

1.63    “Total Current Liabilities” means “total current liabilities” plus “deferred rent” plus “commitments and contingencies” as such line items are defined and reported on Seller’s balance sheet in the Ordinary Course and determined in accordance with GAAP.

1.64    “Transition Services Agreement” has the meaning set forth in Section 7.5(g).

1.65	“Travelzoo” has the meaning set forth in the preamble.
1.66	“Voting Agreement” has the meaning set forth in Section 7.5(f).

ARTICLE II

PURCHASE AND SALE OF THE BUSINESS

2.1      Transfer of Assets and Liabilities. Upon the terms and subject to the conditions of this Agreement, at the Closing and as of the Effective Time:

(a)       Seller shall sell, assign, transfer and convey to the Buyer, and the Buyer shall purchase, acquire and accept from Seller, all of Seller’s right, title and interest in and to the Purchased Assets, free and clear of all Encumbrances other than Permitted Encumbrances; and

(b)       Buyer shall assume all of the obligations of Seller in respect of the Assumed Liabilities.

2.2      Consideration. The consideration that the Buyer shall pay Seller for the Purchased Assets and other rights of the Buyer hereunder shall be One Million Six Hundred Thousand Dollars (US$1,600,000.00)(the “Purchase Price”), subject to adjustment as provided in Section 2.4 of this Agreement.

2.3      Closing. The Closing shall take place at 9:00 a.m., United States Central Time, on the Closing Date at the offices of Bryan Cave LLP, in St. Louis, Missouri, or at such other place or time, or in such other method (including via email or other electronic transmission), as the Parties may agree in writing. At Closing, Seller shall deliver or cause to be delivered to the Buyer possession of the Purchased Assets and the documents and other items identified in Article VII, and the Buyer shall deliver to Seller (a) by wire transfer of immediately available funds, in accordance with the wire transfer instructions set forth on Schedule 2.3, the Purchase Price and (b) the documents and other items identified in Article VIII.

2.4	Purchase Price Adjustment.

(a)       Promptly after the Closing Date, and in any event not later than thirty (30) calendar days following the Closing Date, Buyer shall prepare, or cause to be prepared, and deliver to Seller a balance sheet of Seller as of the Effective Time (the “Closing Balance Sheet”). Such Closing Balance Sheet shall be accompanied by a statement calculating the “Net Working Capital,” which shall be the Total Current Assets of the Business minus the Total Current Liabilities of the Business.

(b)       Buyer shall permit Seller and its accountants to review promptly upon request all accounting records, work papers and computations used by Buyer in the preparation of such Closing Balance Sheet and the computation of Net Working Capital. If Seller disputes the Net Working Capital as calculated by Buyer, not more than forty-five (45) calendar days after the date Seller receive Buyer’s calculation thereof, Seller shall deliver to Buyer a notice of its objection to the Closing Balance Sheet (such notice to contain a statement of the basis of Seller’s objection) (a “Notice of Dispute”). Seller hereby waives the right to assert any objection with respect to the Closing Balance Sheet that is not asserted in the Notice of Dispute delivered to Buyer by Seller within forty-five (45) calendar days after the delivery of the Closing Balance

Sheet. If Seller fails to deliver a Notice of Dispute within such forty-five (45) calendar day period, Seller shall be deemed to have accepted the Closing Balance Sheet as prepared by Buyer.

(c)       Upon receipt of a Notice of Dispute, Buyer shall promptly consult with Seller in good faith with respect to their specified points of disagreement in an effort to resolve the dispute. If any such dispute cannot be resolved by Buyer and Seller within thirty (30) calendar days (or longer, as mutually agreed by the Parties) after Buyer receives the Notice of Dispute, the Parties shall refer the dispute to a national accounting firm in the United States, as agreed by the Parties (the “Accounting Firm”), as an arbitrator to finally determine, as soon as practicable, and in any event within twenty (20) calendar days after such reference, all points of disagreement with respect to the calculation of the Net Working Capital. If the Parties fail to select an Accounting Firm within the thirty (30) calendar day period or any Accounting Firm selected by them shall not have agreed to perform the services called for hereunder, the Accounting Firm shall thereupon be selected in accordance with the International Rules of the American Arbitration Association, with preference being given to any independent, national accounting firm in the United States that has no material relationship with any of the Parties. For purposes of such arbitration, each Party shall submit a proposed calculation of the Net Working Capital. The Accounting Firm shall decide only those matters in dispute, and may not assign a value to any item in dispute which is either higher or lower than the respective calculations for such item submitted by the parties. The Accounting Firm shall apply the terms of Section 2.4 of this Agreement, and shall otherwise conduct the arbitration under such procedures as the Parties may agree or, failing such agreement, under then prevailing International Rules of the American Arbitration Association. The fees and expenses of the arbitration and the Accounting Firm incurred in connection with the calculation of the Net Working Capital shall be shared equally by the Parties; provided, that such fees and expenses shall not include, so long as a Party complies with the procedures of this Section 2.4, the other Party’s outside counsel or accounting fees. All determinations by the Accounting Firm shall be final, conclusive and binding with respect to the calculation of the Net Working Capital in the absence of fraud or manifest error.

(d)       The Purchase Price shall be adjusted as follows, based on (i) the Net Working Capital set forth on the Closing Balance Sheet finally determined under this Section 2.4 and (ii) the Net Working Capital set forth on the Closing Balance Sheet finally determined under Section 2.4 of the Hong Kong Purchase Agreement: Seller shall pay to Buyer the amount by which the total Net Working Capital set forth on both Closing Balance Sheets is less than Twenty Five Thousand Dollars (US$25,000), or Buyer shall pay to Seller the amount by which the total Net Working Capital set forth on both Closing Balance Sheets is greater than Seventy Five Thousand Dollars (US$75,000); provided that any such payment shall be allocated 44.4% to the Purchase Price hereunder and the remainder shall be allocated to the Purchase Price under the Hong Kong Purchase Agreement. Any payment so required to be made by Buyer or Seller shall be by transfer of immediately available funds not more than five (5) Business Days after final determination thereof.

2.5	Taxes.

(a)       All customs, sales, use, value-added, gross receipts, registration, stamp duty or other similar transfer Taxes incurred in connection with the transfer and sale of the Purchased Assets as contemplated by the terms of this Agreement, including all recording or filing fees, notarial fees and other similar costs of Closing, that may be imposed upon, or payable, collectible or incurred, shall be borne by the Buyer. The parties agree to furnish or cause to be furnished to each other, upon request, as promptly as practical, such information (including reasonable access to books and records) and assistance as is reasonably necessary in an effort to allow Buyer to minimize all such Taxes.

(b)       Except as provided in Section 2.5(a), any Taxes with respect to the Purchased Assets or the Business for any Pre-Closing Periods shall be borne by Seller. The Buyer shall be responsible for any Taxes with respect to the Purchased Assets or the Business for any Post-Closing Periods and for any Taxes to the extent set forth in Section 2.5(a). All Taxes collected by Seller from third parties prior to the Effective Time, including, but not limited to, sales and use Taxes and all payroll withholding Taxes, including both employee and employer portions, shall be paid by Seller to the appropriate governmental authority.

(c)       Property Taxes covering any Straddle Period shall be pro-rated between Seller and the Buyer based upon the number of days in the Straddle Period ending as of the Effective Time and number of days in the Straddle Period ending after the Effective Time, respectively. The portion of such Tax that relates to the portion of such Tax period ending as of the Effective Time shall be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending as of the Effective Time and the denominator of which is the number of days in the entire Tax period.

(d)       The Buyer and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practical, such information (including reasonable access to books and records) and assistance as is reasonably necessary for the filing of any Tax Return, the conduct of any Tax audit, and for the prosecution or defense of any claim, suit or proceeding relating to any Tax matter. The Buyer and Seller shall cooperate with each other in the conduct of any Tax audit or other Tax proceedings and each shall execute and deliver other documents as are reasonably necessary to carry out the intent of this Section 2.5(d). Any Tax audit or other Tax proceeding shall be deemed to be a third party claim subject to the procedures set forth in Section 9.4 of this Agreement.

(e)       The Buyer shall promptly pay or shall cause prompt payment to be made to Seller of all refunds of Taxes and interest thereon received by, or credited against any Tax liability of the Buyer or any Affiliate of the Buyer attributable to Taxes paid by Seller or its Affiliates with respect to any Pre-Closing Period. Seller shall promptly pay or shall cause prompt payment to be made to Buyer of all refunds of Taxes and interest thereon received by, or credited against any Tax liability of Seller or any Affiliate of the Seller attributable to Taxes paid by Buyer or its Affiliates with respect to any Post-Closing Period.

2.6      Allocation of Purchase Price. Within ninety (90) calendar days following the Closing, the Parties shall mutually agree to an allocation of the Purchase Price among the Purchased Assets. Seller and the Buyer shall report the acquisition of the Purchased Assets for all Tax purposes in a manner consistent with such allocation, and shall take no position inconsistent therewith or contrary thereto, unless required by Law. The allocation may not be amended or changed without the mutual written consent of the Parties. The Buyer and Seller hereby agree and acknowledge that such allocation shall be made in accordance with Section 1060 of the Code and the regulations thereunder.

2.7	Completion of Transfers.

(a)       The entire beneficial interest in and to, and the risk of loss with respect to, the Purchased Assets, shall, regardless of when legal title thereto shall be transferred to the Buyer, pass to the Buyer at Closing as of the Effective Time. All operations of the Business shall be for the account of Seller up to and including the Effective Time and shall be for the account of the Buyer thereafter. In the event legal title to any of the Purchased Assets or the Assumed Liabilities is not transferred at Closing, Seller shall hold such Purchased Assets or Assumed Liabilities as nominee for the Buyer until completion of such transfers.

(b)       In the event that the legal interest in any of the Purchased Assets or the Assumed Liabilities to be sold, assigned, transferred or conveyed pursuant to this Agreement, or any claim, right or benefit arising thereunder or resulting therefrom cannot be sold, assigned, transferred or conveyed hereunder as of the Closing Date because any waiting or notice period has not expired or any consents or approvals required for such sale, assignment, transfer or conveyance have not been obtained or waived, then the legal interest in such Purchased Assets or Assumed Liabilities shall not be sold, assigned, transferred or conveyed unless and until such waiting or notice period shall have expired or until approval, consent or waiver thereof is obtained. In such event, Seller, at its expense, and the Buyer shall and shall cause its designated Affiliates, at their expense, to use commercially reasonable efforts to cooperate in obtaining such consents or approvals as may be necessary to complete such transfers as soon as practicable. Except as provided in Section 7.2, the failure of Seller to obtain any required consents or approvals prior to Closing shall not affect the Buyer’s obligations to close under this Agreement or to pay, or cause to be paid, the Purchase Price. Nothing in this Agreement shall be construed as an attempt to assign to the Buyer any legal interest in any of the Purchased Assets or the Assumed Liabilities which, as a matter of Law or by the terms of any legally binding contract, engagement or commitment to which Seller is subject, is not assignable without the consent of any other Party, unless such consent shall have been given.

(c)       Pending the assignments, conveyances and transfers referred to in Section 2.7(b), Seller shall hold any such non-assigned, non-conveyed and non-

transferred Purchased Assets or Assumed Liabilities for the benefit and at the risk of the Buyer and shall cooperate with the Buyer in any Lawful and reasonable arrangements designed to provide the benefits of ownership thereof to the Buyer.

2.8      Excluded Liabilities. Seller acknowledges that the Excluded Liabilities are the obligations of Seller and not of the Buyer, and the Buyer is not assuming any of the Excluded Liabilities under the terms of this Agreement.

2.9      Further Assurances. From and after the Closing, the Parties shall do such acts and execute such documents and instruments as may be reasonably required to make effective the transactions contemplated hereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER AND TRAVELZOO

Seller hereby makes the representations and warranties set forth in Sections 3.1 through 3.12, each of which is true and correct on the date hereof and as of the Closing Date, and which shall survive the Closing Date and the transactions contemplated hereby to the extent set forth herein. Travelzoo hereby makes the representations and warranties set forth in Sections 3.12 through 3.14, each of which is true and correct on the date hereof and as of the Closing Date, and which shall survive the Closing Date and the transactions contemplated hereby to the extent set forth herein.

3.1	Seller Existence and Power.

(a)       Seller has the corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. Seller has the corporate power and authority to transfer the Purchased Assets and to consummate the transactions contemplated hereby.

(b)       Seller is duly organized, validly existing and in good standing under the laws of Japan.

(c)       Seller is not a party to, subject to or bound by any material Contract (including the Assumed Contracts), Encumbrance, Law or organizational document (i.e. articles, charters, bylaws, operating agreements, shareholders agreements and other similar agreements, documents and instruments) which would (i) be breached or violated or its obligations thereunder accelerated or increased (whether or not with notice or lapse of time or both) in any material respect by the execution or delivery by it of this Agreement or the performance by Seller of the transactions contemplated by this Agreement, or (ii) prevent the carrying out of the transactions contemplated hereby. Except as set forth on Section 3.1 of the Disclosure Schedule or otherwise provided for herein, no permit, consent (including any consent with respect to the Assumed Contracts), waiver, approval or authorization of, or declaration to or filing or registration with, any governmental or regulatory authority or third party is required in connection with the execution, delivery or performance of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby, except for any such permits, consents, waivers, approvals, authorizations, declarations, filings or registrations the failure of which to obtain does not have and will not have a Material Adverse Effect. The transactions contemplated hereby will not result in the creation of any material Encumbrance against the Purchased Assets.

(d)       Seller has the power and authority to own, lease and use its assets and to transact the business in which it is engaged, and holds all material authorizations, franchises, licenses and permits required therefor.

3.2      Seller Valid and Enforceable Agreement; Authorization. This Agreement has been duly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to enforcement of creditors’ rights generally, and (ii) general principles of equity. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized, approved and ratified by all necessary corporate action on the part of Seller.

3.3      Taxes. Except as set forth on Section 3.3(a) of the Disclosure Schedules, all Tax Returns in respect of Pre-Closing Periods required to be filed with respect to the Purchased Assets have been filed in a timely manner (taking into account all extensions of due dates) and all Taxes for Pre-Closing Periods affecting the Purchased Assets (other than Excluded Liabilities), that are due and payable have been paid. No deficiencies for any Taxes (including penalties and interest) in respect of Purchased Assets have been asserted or assessed in writing which remain unpaid and which would have a Material Adverse Effect.

3.4      Litigation. Except as set forth on Section 3.4 of the Disclosure Schedules, there are no material actions, suits or proceedings pending or, to Seller’s knowledge, threatened against Seller (in respect of the Business). Seller (in respect of the Business) is not subject to any order, judgment, writ, injunction or decree of any court or governmental or regulatory authority or body (excluding any such matters of general applicability or applicable to entities situated similarly to Seller rather than to them specifically).

3.5	Condition of Real and Personal Property.

(a)       All of the leased real property which are material to the conduct of the Business have been maintained in reasonable condition in the Ordinary Course in a manner consistent with past maintenance practices of the Business.

(b)       All tangible personal property which is material to the conduct of the Business has been maintained in reasonable operating condition and repair, in the

Ordinary Course in a manner consistent with past maintenance practices of the Business.

3.6	Contracts.

(a)       Section 3.6 sets forth a list (including all amendments) of all Assumed Contracts which require payments by Seller or another party thereto in excess of $10,000 during any calendar year or which are otherwise material to the Business (such listed Assumed Contracts being referred to as the “Material Contracts”).

(b)       The terms of all Assumed Contracts have been complied with in all material respects by Seller and, to Seller’s knowledge, by the other parties to such Assumed Contract. The Assumed Contracts are in full force and effect, and Seller has not waived any of its material rights thereunder.

(c)       The Seller has not given or received any written notice of any intention to terminate, repudiate or disclaim any Assumed Contract.

3.7      Title. Seller is the sole owner of all right, title and interest in and to the Purchased Assets.

3.8      Licenses and Permits. Except as set forth on Section 3.8 of the Disclosure Schedules, Seller (in respect of the Business) has all governmental permits, licenses and authorizations necessary under Law for the conduct of the Business as presently conducted in the Ordinary Course, and all such permits, licenses and authorizations are valid and in full force and effect in all material respects. Seller is, and at all times has been, in compliance in all material respects with the terms and requirements of all such permits, licenses and authorizations. Seller has received no notice of any revocation or non-renewal of such permits, licenses and authorizations.

3.9      Compliance with Laws. Except as set forth on Section 3.9 of the Disclosure Schedules, Seller (in respect of the Business) is in compliance in all material respects with all applicable Laws, rules and regulations currently in effect.

3.10	Labor Matters.

(a)       Except as set forth on Section 3.10 of the Disclosure Schedule, there are no material controversies existing, pending or, to Seller’s knowledge, threatened with any association or union or collective bargaining representative of the Employees of the Business.

(b)       Except as set forth on Section 3.10 of the Disclosure Schedule, there is no charge or complaint relating to unfair labor practice pending against Seller (in connection with its operation of the Business), nor is there any labor strike, work stoppage, grievance or other labor dispute pending or, to Seller’s knowledge, threatened against Seller in relation to the Business.

3.11    Intellectual Property Matters. All domain names and web site addresses included in the Intellectual Property have been registered in the name of Seller and are in compliance in all material respects with all formal legal requirements.

3.12    Brokers, Finders. No finder, broker, agent, or other intermediary acting on behalf of Seller or Travelzoo is entitled to a commission, fee, or other compensation in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby.

3.13	Travelzoo Existence and Power.

(a)       Travelzoo has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

(b)       Travelzoo is duly organized, validly existing and in good standing under the laws of the State of Delaware, United States of America.

(c)       Travelzoo is not a party to, subject to or bound by any material Contract, Encumbrance, Law or organizational document which would (i) be breached or violated or its obligations thereunder accelerated or increased (whether or not with notice or lapse of time or both) in any material respect by the execution or delivery by it of this Agreement or the performance by Seller of the transactions contemplated by this Agreement, or (ii) prevent the carrying out of the transactions contemplated hereby. Except as set forth on Section 3.13 of the Disclosure Schedule or otherwise provided for herein, no permit, consent, waiver, approval or authorization of, or declaration to or filing or registration with, any governmental or regulatory authority or third party is required in connection with the execution, delivery or performance of this Agreement by Travelzoo.

3.14    Travelzoo Valid and Enforceable Agreement; Authorization. This Agreement has been duly executed and delivered by Travelzoo and constitutes a legal, valid and binding obligation of Travelzoo, enforceable against Travelzoo in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to enforcement of creditors’ rights generally, and (ii) general principles of equity. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized, approved and ratified by all necessary corporate action on the part of Travelzoo.

3.15    No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, neither Seller, Travelzoo nor any other Person, makes any other express or implied representation or warranty on behalf of Seller, Travelzoo or any other Affiliate of Seller or Travelzoo with respect to the Business, the Purchased Assets, the Assumed Liabilities or otherwise with respect to the subject matter of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

The Buyer hereby makes the following representations and warranties to Seller, each of which is true and correct as of the Closing Date, and which shall survive the Closing Date and the transactions contemplated hereby to the extent set forth herein.

4.1	Existence and Power.

(a)       The Buyer has the corporate power and authority to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.

(b)       The Buyer is duly incorporated, validly existing and in good standing under the laws of Japan.

(c)       The Buyer is not a party to, subject to or bound by any material Contract, Encumbrance, Law or organizational document (i.e. articles, charters, bylaws, operating agreements, shareholders agreements and other similar agreements, documents and instruments) which would prevent Buyer from performing its obligations hereunder or consummating the transactions contemplated hereby. Except as set forth on Section 4.1 of the Disclosure Schedules or otherwise provided for herein, no permit, consent, waiver, approval or authorization of, or declaration to or filing or registration with, any governmental or regulatory authority or third party is required in connection with the execution, delivery or performance of this Agreement by the Buyer or the consummation by the Buyer of the transactions contemplated hereby, except for any such permits, consents, waivers, approvals, authorizations, declarations, filings or registrations the failure of which to obtain does not have and will not have a material adverse effect on Buyer’s ability to perform its obligations hereunder or consummate the transactions contemplated hereby.

4.2      Valid and Enforceable Agreement; Authorization. This Agreement constitutes a legal, valid and binding obligation of the Buyer, enforceable against it in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to enforcement of creditors’ rights generally and (ii) general principles of equity. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized, approved and ratified by all necessary action on the part of the Buyer. The Buyer has full authority to enter into and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.

4.3      Brokers, Finders. No finder, broker, agent, or other intermediary acting on behalf of the Buyer is entitled to a commission, fee, or other compensation in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby.

4.4      Litigation. There are no actions, suits, proceedings, orders or investigations pending or threatened against the Buyer or any of the Buyer’s Affiliates, at Law or in equity, which if adversely determined would have a material adverse effect on the Buyer’s performance under this Agreement or the consummation of the transactions contemplated hereby. There are no injunctions, decrees or unsatisfied judgments outstanding against or related to the Buyer which would have a material adverse effect on the Buyer’s performance under this Agreement or the consummation of the transactions contemplated hereby.

4.5      Funds. The Buyer has, and at all times will have, sufficient funds on hand or available pursuant to unconditional commitments to pay the Purchase Price and any adjustment thereof.

4.6      No Knowledge of Breach of Seller Representation. As of the Closing, Buyer has no knowledge of any current, material breach by Seller of Seller’s representations or warranties contained in this Agreement or any other agreements contemplated hereby. For purposes of this provision, Buyer’s knowledge means the actual knowledge at Closing of Ralph Bartel.

4.7      No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, neither the Buyer, nor any other Person, makes any other express or implied representation or warranty on behalf of the Buyer.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF AZZURRO

Azzurro hereby makes the following representations and warranties to Seller, each of which is true and correct on the date hereof and as of the Closing Date, and which shall survive the Closing Date and the transactions contemplated hereby to the extent set forth herein.

5.1	Existence and Power.

(a)       Azzurro has the corporate power and authority to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.

(b)       Azzurro is duly incorporated, validly existing and in good standing under the laws of the Cayman Islands.

(c)       Azzurro is not a party to, subject to or bound by any material Contract, Encumbrance or Law or organizational document (i.e. articles, charters, bylaws, operating agreements, shareholders agreements and other similar agreements, documents and instruments) which would prevent Azzurro from performing its obligations hereunder or consummating the transactions contemplated hereby. Except as set forth on Section 5.1 of the Disclosure Schedules or otherwise provided for herein, no permit, consent, waiver, approval or authorization of, or declaration to or filing or registration with, any governmental or regulatory authority or third party is required in connection with the execution, delivery or performance of this Agreement by Azzurro or the consummation by Azzurro of the transactions contemplated hereby, except for any such permits, consents, waivers, approvals, authorizations, declarations, filings or registrations the failure of which to obtain does not have and will not have a material adverse effect on Azzurro’s ability to perform its obligations hereunder or consummate the transactions contemplated hereby.

5.2      Valid and Enforceable Agreement; Authorization. This Agreement constitutes a legal, valid and binding obligation of Azzurro, enforceable against it in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to enforcement of creditors’ rights generally and (ii) general principles of equity. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized, approved and ratified by all necessary action on the part of Azzurro. Azzurro has full authority to enter into and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.

5.3      Brokers, Finders. No finder, broker, agent, or other intermediary acting on behalf of Azzurro is entitled to a commission, fee, or other compensation in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby.

5.4      Litigation. There are no actions, suits, proceedings, orders or investigations pending or threatened against Azzurro or any of Azzurro’s Affiliates, at Law or in equity, which if adversely determined would have a material adverse effect on Azzurro’s performance under this Agreement or the consummation of the transactions contemplated hereby. There are no injunctions, decrees or unsatisfied judgments outstanding against or related to Azzurro which would have a material adverse effect on Azzurro’s performance under this Agreement or the consummation of the transactions contemplated hereby.

5.5      Funds. The Buyer has, and at all times will have, sufficient funds on hand or available pursuant to unconditional commitments to pay the Purchase Price and any adjustment thereof. Additionally, Azzurro will cause the Buyer and the Hong Kong Affiliate to have, at the Closing Date, sufficient funds on hand, in an aggregate amount no less than Eight Million Dollars (US$8,000,000.00), to execute their business plans with respect to the Purchased Assets and the Hong Kong Purchased Assets.

5.6      No Knowledge of Breach of Seller Representation. As of the Closing, Azzurro has no knowledge of any current, material breach by Seller of Seller’s representations or warranties contained in this Agreement or any other agreements contemplated hereby. For purposes of this provision, Azzurro’s knowledge means the actual knowledge at Closing of Ralph Bartel.

5.7      No Other Representations or Warranties. Except for the representations and warranties contained in this Article V, neither Azzurro, nor any other Person, makes any other express or implied representation or warranty on behalf of the Buyer.

ARTICLE VI

ADDITIONAL COVENANTS OF THE PARTIES

6.1      Conduct of Business Until Closing. Except as set forth on Schedule 6.1 or otherwise provided in this Agreement, or as Azzurro may otherwise consent to or approve in writing on and after the date hereof and prior to the Closing Date with respect to the Business, which consent shall not be unreasonably withheld, Seller agrees (in respect of the Business):

(a)       (i) to conduct its business, operations, activities and practices in all material respects in accordance with past practice and (ii) to use commercially reasonable efforts to preserve its current business organization and existing business relationships and prospects in all material respects;

(b)       neither to (i) change the overall character of the business, operations, activities and practices in any material way; nor (ii) except in the Ordinary Course, sell, lease, or grant any option to sell or lease, give a security interest in or otherwise create any Encumbrance (other than a Permitted Encumbrance) on any material part of its assets;

(c)       not to sell, license or transfer any material Intellectual Property rights other than in the Ordinary Course;

(d)       not to enter into any binding agreement or arrangement with the IRS (or any similar Tax authority), with respect to the Business, which relates to any period or periods after the Effective Time; or

(e)       not to enter into any agreement (conditional or otherwise) to do any of the actions prohibited or restricted by any of the foregoing.

6.2      Access Pending Closing. Seller shall, at all reasonable times prior to Closing, make its facilities, properties, books and records (each in respect of the Business) available during normal business hours to the Buyer and Azzurro, their representatives, financial and legal advisors, lenders and auditors, and to furnish or cause to be furnished to such persons during such period all such information and data concerning the same as such persons may reasonably request. Notwithstanding the above, Seller may limit such access to the extent it reasonably deems necessary to avoid disruption of the Business.

6.3      Books and Records. From and after the Closing, the Buyer shall provide Azzurro, Seller and their Affiliates and their representatives with reasonable access, subject to customary restrictions and confidentiality obligations, for any reasonable purpose, including but not limited to (a) preparing Tax Returns or (b) defending any claim in respect of which a Notice of Claim has been served on Seller, during normal business hours, to all books and records related to the Purchased Assets, including, but not limited to, accounting and Tax records, sales and purchase documents, notes, memoranda, and any other electronic or written data (“Records”) pertaining or relating to the period prior to the Effective Time. To the extent deemed necessary by Seller and its Affiliates with respect to their other business operations, Seller and its Affiliates may retain copies of such Records prior to providing the originals to the Buyer, or, as soon as practicable after Closing, the Buyer shall provide to Seller and its Affiliates copies of all or any portion of such Records as requested by Seller and its Affiliates. Unless otherwise consented to in writing by Seller, the Buyer shall not, for a period of ten (10) years following the date hereof or such longer period as retention thereof is required by applicable Law, destroy, alter or otherwise dispose of (or allow the destruction, alteration or disposal of) any of the Records without first offering to surrender to Seller such Records.

6.4	Confidentiality; Announcements.

(a)       The Buyer and Azzurro acknowledge that, in the course of their investigations of the Business, they and their representatives have and will become aware of confidential information and documents of the Business, and that their use of such confidential information and documents, or communication of such information to third parties, prior to Closing, could be detrimental to Seller or the Business. Each of the Buyer and Azzurro covenants that prior to Closing all information and documents concerning the Business reviewed by them or their representatives in connection with this Agreement or the transactions contemplated hereby and, following either Closing or termination of this Agreement, all such information and documents to the extent related to any of the Excluded Assets or the Excluded Liabilities and any confidential information known to the Buyer or Azzurro (including through any employee) with respect to other businesses operated by Seller or any of its Affiliates, shall be maintained in confidence and shall not be disclosed or used by the Buyer, Azzurro or their representatives without Seller’s prior written consent, unless they can demonstrate that such information is (i) otherwise publicly available, (ii) required to be disclosed pursuant to judicial order, regulation or Law, or (iii) required to be disclosed by the rules of a securities exchange on which the Buyer or Azzurro may from time to time be listed, or (iv) disclosed to any Person that proposes to finance, in whole or in part, the Purchased Assets, solely for the purpose of permitting such party to evaluate the advisability of providing such financing. With respect to information and documents related to the Business, at Seller’s request in the event that the Closing shall not occur, and, with respect to information and documents related to the Excluded Assets, the Excluded Liabilities or other businesses operated by Seller or any of its Affiliates, as soon as practicable following Closing, (i) the Buyer and Azzurro shall, and shall cause their representatives to (to the extent reasonably practicable with respect to information and documents related to Excluded Assets, the Excluded Liabilities or other businesses operated by Seller or any of its Affiliates should the Closing occur), promptly destroy all information and documents concerning the Business, the Excluded Assets, the Excluded Liabilities or other businesses operated by Seller or any of its Affiliates, as the case may be (including any copies thereof or extracts therefrom), and (ii) the Buyer and

Azzurro shall keep confidential and shall not use any such information or documents unless required to disclose such information or documents pursuant to judicial order, regulation or Law. In the event that the Buyer, Azzurro or any of their representatives becomes legally compelled to disclose any such information or documents as referred to in this paragraph, the Buyer shall provide Seller with prompt written notice before such disclosure, sufficient to enable Seller either to seek a protective order, at its expense, or other appropriate remedy preventing or prohibiting such disclosure or to waive compliance with the provisions of this Section 6.4 or both.

(b)       Following the Closing, Seller shall maintain, and shall cause its Affiliates to maintain, in confidence any information it or they may have in relation to the Business, other than with respect to the Excluded Assets and the Excluded Liabilities, and such information shall not be disclosed or used by Seller or its Affiliates without the Buyer’s prior written consent, unless such information is (i) otherwise publicly available (except as a result of a breach hereof by Seller or its affiliates), (ii) required to be disclosed pursuant to judicial order, regulation or Law or (iii) required to be disclosed by the rules of the NASDAQ Global Select Market or any other applicable exchange or quotation system. In the event that Seller or any of its Affiliates or representatives become legally compelled to disclose any such information or documents as referred to in this paragraph, Seller shall, to the extent reasonably practicable, provide the Buyer with prompt written notice before such disclosure, sufficient to enable the Buyer either to seek a protective order, at its expense, or other appropriate remedy preventing or prohibiting such disclosure or to waive compliance with the provisions of this Section 6.4.

6.5	Advertiser and Subscriber Information.

(a)       As promptly as reasonably practicable following the Closing, Seller shall make available, and shall cause its Affiliates to make available, to Buyer information relating to advertisers, subscribers and Web site visitors pertaining to the Territory (“Client Information”) to the extent permitted by applicable Law. Seller or its Affiliates may withhold any Client Information to the extent it reasonably believes (based on the opinion of legal counsel) that providing such could violate applicable Law or the terms of any agreement to which Seller or any of its Affiliates is a party. Seller represents and warrants that it is not currently aware of any Laws or agreements which would prevent Seller from providing such Client Information.

(b)       Buyer shall not use any Client Information in any way that could violate the privacy policies of Seller or its Affiliates as in effect as of the Closing Date. Buyer further agrees to comply with all applicable data protection and privacy Laws in connection with the use of such Client Information.

6.6	Filings; Cooperation.

(a)       Prior to the Closing, the Parties shall take such commercially reasonable actions as may be necessary to satisfy the conditions to Closing set forth in Article VII and Article VIII.

(b)       On or after the Closing Date, the Parties shall, on request, cooperate with one another by furnishing any additional information, executing and delivering any additional documents and instruments and doing any and all such other things as may be reasonably required by the Parties or their counsel to consummate or otherwise implement the transactions contemplated by this Agreement. In connection with the Excluded Liabilities, the Buyer shall, and shall cause its Affiliates and employees to, reasonably aid, cooperate with and assist Seller in its defense of such Excluded Liabilities, at Seller’s cost and expense, by, among other things, providing Seller with full access to pertinent Records at such times as such other Party may reasonably request.

6.7	Obligations with Respect to Employees.

(a)       Seller shall be responsible for all employment-related liabilities incurred or accrued prior to the Closing with respect to all Employees and other employees or former employees of the Business, including without limitation any liabilities in connection with all salaries, wages, bonuses, business expenses, retirement allowance and other reimbursements, termination pay, wrongful dismissal claims, employment insurance premiums, workers’ compensation payments, income tax and applicable pension plan deductions and other payments to be made to or on behalf of such individuals or otherwise, whether such claims are asserted before or after the Effective Time; provided, however, that Seller shall not be responsible for obligations to Employees for any earned and accrued but unpaid vacation leave. Buyer shall be responsible for all such employment-related liabilities incurred or accrued after the Closing with respect to the Employees in their capacity as employees of Buyer.

(b)       Coverage for Employees under Buyer’s compensation and employee plans and other programs shall commence as of the date provided in such plans and programs, provided, however, that each Employee shall receive credit under Buyer’s employee vacation policy for each such Employee’s period of service with Seller through the Closing Date. As of his or her first day of employment with Buyer, an Employee shall be permitted to take with Buyer any unused vacation time that has accrued with Seller and was credited as of Closing.

6.8	Acquisition Proposals.

(a)       Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date hereof and continuing until 11:59 p.m. (Eastern Time) on the thirtieth (30th) calendar day thereafter, or such earlier date as shall be specified by the Seller (the “Solicitation Period End-Date”), Seller and its Representatives shall have the right to directly or indirectly: (i) initiate, solicit and encourage Acquisition Proposals, including by way of providing access to non-public information pursuant to (but only pursuant to) one or more confidentiality agreements, provided that Seller shall promptly provide to Buyer any non-public information relating to the Business that is provided to any Person given such access which was not previously provided to or made available to Buyer; and (ii) enter into and maintain discussions or negotiations with respect to potential Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate, any such inquiries, proposals, discussions or negotiations.

As used herein, the term “Acquisition Proposal” means any inquiry, offer or proposal made by a Person or group at any time relating to any (i) direct or indirect acquisition of more than 50% of the assets of the Asia Pacific Business, taken as a whole, (ii) direct or indirect beneficial ownership of more than 50% of the aggregate outstanding equity securities of Seller and its affiliate which is party to the Hong Kong Purchase Agreement (the “Seller Hong Kong Affiliate”), or (iii) any merger, consolidation or other business combination, recapitalization or similar transaction, including any single or multi-step transaction or series of related transactions involving Seller and the Seller Hong Kong Affiliate.

(b)       Subject to Section 6.8(c) and except with respect to any Person who made an Acquisition Proposal received by Seller prior to the Solicitation Period End-Date with respect to which the requirements of Sections 6.8(c)(i), 6.8(c)(iii) and 6.8(c)(iv) have been satisfied as of the Solicitation Period End-Date and thereafter continuously through the date of determination, from the Solicitation Period End-Date until the Effective Time or, if earlier, the termination of this Agreement in accordance with Section 10.2, Seller shall not, and shall cause its Representatives not to, directly or indirectly: (i) initiate, or solicit or knowingly facilitate or encourage (including by way of providing information) the making, submission or announcement of any inquiries, proposals or offers that constitute or may reasonably be expected to lead to, any Acquisition Proposal or engage in any discussions or negotiations with respect thereto or otherwise knowingly cooperate with or knowingly assist or participate in, or knowingly facilitate or knowingly encourage any such inquiries, proposals, discussions or negotiations or (ii) approve, endorse or recommend, or publicly propose to approve or recommend, an Acquisition Proposal or enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement relating to an Acquisition Proposal or enter into any agreement or agreement in principle requiring Seller to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder or propose or agree to do any of the foregoing. Except with respect to any Acquisition Proposal received on or prior to the Solicitation Period End-Date with respect to which the requirements of Section 6.8(c)(i), 6.8(c)(iii) and 6.8(c)(iv) have been satisfied as of the Solicitation Period End-Date and continuously thereafter (any Person so submitting such Acquisition Proposal, an “Excluded Party”), as determined, with respect to any Excluded Party, by the board of directors of Seller no later than the later of (A) the Solicitation Period End-Date and (B) only if such Acquisition Proposal is received less than two (2) Business Days prior to the Solicitation Period End-Date, the second (2) Business Day following the date on which Seller received such Excluded Party’s Acquisition Proposal (it being understood that following the Solicitation Period End-Date until such time as the board of directors of Seller determines that a Person is an Excluded Party, Seller shall not be permitted to take any action with respect to such Person that it would not be permitted to take with respect to non-Excluded Parties pursuant to Section 6.8(c)), Seller shall immediately cease, and shall cause its Representatives to terminate, any solicitation, knowing encouragement, discussion or negotiation or knowing cooperation with or knowing assistance or participation in, or knowing facilitation or knowing encouragement of any such inquiries, proposals, discussions or negotiations with any Persons conducted theretofore by Seller or its Representatives with respect to any Acquisition Proposal, and shall request to be returned or destroyed all non-public information provided by or on behalf of Seller to such Person. Notwithstanding anything contained in Section 6.8 to the contrary, any Excluded Party shall cease to be an Excluded Party for all purposes under this Agreement with respect to any Acquisition Proposal immediately at such time as such Acquisition Proposal made by such Party is withdrawn, terminated or fails in the reasonable determination of the board of directors of Seller to satisfy the requirements of Sections 6.8(c)(i), 6.8(c)(ii), 6.8(c)(iii) and 6.8(c)(iv).

(c)       Notwithstanding anything to the contrary contained in Section 6.8(b), if at any time following the date of this Agreement and prior to the Effective Time (i) Seller and the Seller Hong Kong Affiliate have received a written Acquisition Proposal from a third party that the board of directors of Travelzoo believes in good faith to be bona fide, (ii) such Acquisition Proposal did not occur as a result of a breach of this Section 6.8 or the corresponding provision of the Hong Kong Purchase Agreement, (iii) the board of directors of Travelzoo determines in good faith, after consultation with its financial advisors and outside counsel, that such Acquisition Proposal constitutes or may reasonably be expected to result in a Superior Proposal and (iv) after consultation with its outside counsel, the board of directors of Travelzoo determines in good faith that the failure to take such actions or any of the actions described in the following clauses (A) and (B) would be inconsistent with its fiduciary duties to the stockholders of Travelzoo under applicable Law, then Seller may (A) furnish information (including non-public information) with respect to Seller and its subsidiaries to the Person making such Acquisition Proposal and (B) participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal; provided that Seller (x) gives Buyer written notice of the identity of such Person and of Seller’s intention to furnish information to, or enter into discussions with, such Person at least one (1) Business Day prior to furnishing any such information to, or entering into discussions with, such Person, (y) will not, and will not allow any of its subsidiaries or Representatives to disclose any non-public information to such Person without first entering or having entered into a confidentiality agreement and (z) contemporaneously with making available any such information to such Person provide to Buyer any information concerning Seller or its subsidiaries provided to such other Person which was not previously provided to or made available to Buyer. Notwithstanding anything to the contrary contained in Section 6.8(b) or this Section 6.8(c), prior to the Effective Time, Seller shall in any event be permitted to take the actions described in clauses (A) and (B) above with respect to any Excluded Party for so long as they are an Excluded Party.

As used herein, the term “Superior Proposal” means any bona fide Acquisition Proposal made in writing that (A) is on terms that the board of directors of Travelzoo has determined in good faith (after consultation with outside counsel and financial advisors) are more favorable to Travelzoo’s stockholders from a financial point of view than this Agreement and (B) which the board of directors of Travelzoo has determined in good faith (after consultation with outside counsel and financial advisors) is reasonably likely to be consummated.

(d)       Within 24 hours following the Solicitation Period End-Date (or, with respect to any Excluded Party who is determined to be an Excluded Party following the Solicitation Period End-Date in accordance with Section 6.8(b)(B), within 24 hours of such determination), Seller shall notify Buyer in writing of the identity of each Excluded Party and of the material terms and conditions of the Acquisition Proposal received from such Excluded Party. From and after the Solicitation Period End-Date, in the event that Seller or its subsidiaries or Representatives receives any of the following, Seller shall promptly (but not more than one (1) Business Day after such receipt) notify Buyer thereof: (i) any Acquisition Proposal or written indication by any Person that would reasonably be expected to result in an Acquisition Proposal (and provide the material terms and conditions thereof); (ii) any request (other than from an Excluded Party, it being understood that Seller shall continue to comply with its obligations under Section 6.8(a)(i) with respect to such Excluded Party) for non-public information relating to the Business other than requests for information in the ordinary course of business and unrelated to an Acquisition Proposal; or (iii) any inquiry or request for (other than from or by an Excluded Party) discussions or negotiations regarding any Acquisition Proposal. Without limitation of Section 6.8, following the Solicitation Period End-Date, Seller shall promptly (within one (1) Business Day) inform Buyer of any material changes, developments, discussions or negotiations relating to any Acquisition Proposal, indication, inquiry or request (including the material terms and conditions thereof and of any material modification thereto), and any material developments, discussions and negotiations, including furnishing copies of any material written inquiries and correspondence, in all cases whether in connection with an Excluded Party or third party pursuant to Section 6.8(c)(B). Without limiting the foregoing, Seller shall promptly (within one (1) Business Day) notify Buyer if it or any of its Affiliates determines to provide non-public information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 6.8(c) other than with an Excluded Party, in each case after the Solicitation Period End-Date. Seller shall not, and shall cause its subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement that prohibits Seller from providing such information to Buyer. Seller shall not, and shall cause its of subsidiaries not to, terminate, waive, amend or modify any provision of, or grant permission or request under, any standstill or confidentiality agreement to which they or any of their subsidiaries is a party, and Seller shall, and shall cause its subsidiaries, to enforce the provisions of any such agreement; provided, however, that Seller may permit a proposal to be made under a standstill agreement if Travelzoo’s board of directors determines in good faith, after consultation with outside counsel, that Seller’s failure to do so would be inconsistent with the fiduciary duties of the board of directors to the stockholders of Travelzoo under applicable Law.

(e)       Notwithstanding anything in Section 6.8(b)(ii) to the contrary, if Seller or any of its Affiliates receives an Acquisition Proposal which the board of directors of Seller or any of its Affiliates concludes in good faith, after consultation with outside counsel and its financial advisors, constitutes a Superior Proposal after giving effect to all of the adjustments to the terms of this Agreement which may be offered by Buyer, including pursuant to clause (ii) below, the board of directors of Seller or any of its Affiliates may at any time prior to the Effective Time, if it determines in good faith, after consultation with outside counsel, that the failure to take such action or any of the actions described below would be inconsistent with the fiduciary duties of the board of directors to the stockholders of Seller or any of its Affiliates under applicable Law, (i) approve or recommend such Superior Proposal, and/or (ii) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal; provided, however, that the board of directors of Seller or any of its Affiliates may not approve or recommend such Superior Proposal pursuant to the foregoing clause (i) or terminate this Agreement pursuant to the foregoing clause (ii) (it being agreed that any such purported termination shall be null and void and of no effect) unless such (A) Superior Proposal did not result from a breach by Seller of this Section 6.8, (B) with respect to clause (ii) above, the Company pays the applicable termination fee pursuant to Section 10.2, (C) the Seller shall also terminate the Hong Kong Purchase Agreement pursuant to the corresponding provisions of that agreement and (D):

(i)        Seller shall have provided prior written notice to Buyer, of its intention to take any action contemplated in Section 6.8(d) with respect to a Superior Proposal at least four (4) Business Days in advance of taking such action (the “Notice Period”), which notice shall set forth the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal); and

(ii)       prior to Seller’s approval or recommendation of such Superior Proposal or termination of this Agreement to enter into a proposed definitive agreement with respect to such Superior Proposal, Seller shall provide Buyer the opportunity to submit an amended written proposal or to make a new written proposal to the board of directors of Seller during the Notice Period and shall itself and shall cause its Representatives to, during the Notice Period, negotiate in good faith with Buyer (to the extent Buyer so requests in writing) to make such adjustments to the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal. In the event of any subsequent material revisions to such Superior Proposal, Seller shall deliver a new written notice to Buyer and comply with the requirements of this Section 6.8(d), and the Notice Period shall recommence.

(f)        Nothing contained in this Agreement (including, without limitation, this Section 6.8) shall prohibit the board of directors of Travelzoo from disclosing the fact that the board of directors of Travelzoo has received an Acquisition Proposal and the terms of such proposal, if the board of directors of Travelzoo determines, after consultation with its outside legal counsel, that the failure to take any such actions would be inconsistent with its fiduciary duties under applicable Law or to comply with obligations under federal securities Laws or the NASDAQ Global Select Market or the rules and regulations of any U.S. securities exchange upon which the capital stock of Travelzoo is listed.

ARTICLE VII

CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER AND AZZURRO

The obligation of the Buyer and Azzurro to proceed with the Closing shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions precedent, any of which may be waived in whole or in part by the Buyer or Azzurro:

7.1      Accuracy of Representations and Warranties and Performance of Obligations. All representations and warranties made by Seller and Travelzoo in this Agreement shall be true and correct in all material respects (or, to the extent such representations and warranties are already qualified by materiality, such representations and warranties shall be true and correct in all respects) on and as of the Closing Date with the same effect as if such representations and warranties had been made on and as of the Closing Date, except to the extent that any such representation or warranty by its terms relates to an earlier date, and except to the extent of any change permitted by the terms of this Agreement or consented to by the Buyer, and Seller and Travelzoo shall have performed or complied in all material respects with all covenants, agreements and conditions contained in this Agreement on its part required to be performed or complied with at or prior to the Closing. Seller and Travelzoo shall deliver to the Buyer at the Closing a certificate of an officer of Seller certifying that the conditions stated in this Section 7.1 have been fulfilled.

7.2      Consents and Approvals. The filings with government authorities or any other third parties described on Section 3.1 or Section 7.2 of the Disclosure Schedules shall have been made and any necessary authorizations, consents or approvals required from such authorities or third parties set forth on Section 3.1 or Section 7.2 of the Disclosure Schedules, shall have been obtained and shall be in full force and effect.

7.3      No Contrary Judgment or Litigation. On the Closing Date there shall exist no valid judicial order which prohibits the consummation of the transactions contemplated by this Agreement. On the Closing Date there shall exist no pending litigation which seeks to prohibit the consummation of the transactions contemplated by this Agreement.

7.4      Hong Kong Purchase Agreement. The Hong Kong Purchase Agreement shall have been executed and delivered by the parties thereto, and the closing thereunder shall occur substantially simultaneously with the Closing hereunder.

7.5      Deliveries. Seller shall have made or tendered, or caused to be made or tendered, delivery to the Buyer of the following documents:

(a)       a bill of sale with respect to the Purchased Assets, duly executed by Seller;

(b)       an assignment and assumption agreement with respect to the Assumed Contracts, duly executed by Seller;

(c)       a license agreement (the “License Agreement”), in the form attached hereto as Exhibit A, pursuant to which Travelzoo shall grant Buyer a perpetual fully paid-up license for use of certain Intellectual Property in the Territory as provided therein, duly executed by Travelzoo;

(d)       a Hosting Services Agreement (the “Hosting Agreement”), in the form attached hereto as Exhibit B, pursuant to which Travelzoo shall agree to host and manage the software used to run and manage Seller’s e-mail subscriber and advertiser databases, Web sites, e-mail newsletter and alert services, and intranet site, as implemented by the Buyer, duly executed by Travelzoo;

(e)       a Referral Agreement (the “Referral Agreement”), in the form attached hereto as Exhibit C, pursuant to which the Parties shall agree to share revenues generated from the publishing fees described therein, duly executed by Seller;

(f)        a Voting Agreement (the “Voting Agreement”), in the form attached hereto as Exhibit D, duly executed by the principal shareholder of Travelzoo;

(g)       a Transition Services Agreement (the “Transition Services Agreement”), in the form attached hereto as Exhibit E, pursuant to which Travelzoo shall agree to provide certain transition services to Buyer following the Closing Date as described therein, duly executed by Travelzoo;

(h)	the Option Agreement, duly executed by Travelzoo;

(i)        the certificates required by an officer of Seller and Travelzoo pursuant to Section 7.1; and

(j)        such other customary documents, instruments or certificates as shall be reasonably requested by the Buyer and as shall be consistent with the terms of this Agreement.

7.6      No Material Adverse Effect. Between the date hereof and the Closing Date, there shall not have occurred any fact, event, circumstance or effect which has had, or is reasonably likely to have, a Material Adverse Effect on the Purchased Assets, the Business, the financial condition or results of operations of the Business, or the assets, properties and rights utilized in the Business, taken as a whole. For purposes of this Section, “Material Adverse Effect” shall not be deemed to include any changes resulting from general economic, regulatory or political conditions, circumstances that affect the industries in which the Business operates generally, or the announcement or pendency of the transactions provided for in this Agreement.

7.7      Due Diligence and Disclosure Schedules. Buyer and Azzurro shall have completed their legal, operational, business, regulatory and other due diligence investigation with respect to the Purchased Assets, the Assumed Liabilities, the Business and the transactions contemplated herein, and the results of such investigation shall be satisfactory to Buyer and Azzurro in their sole discretion. Seller shall have delivered final Disclosure Schedules to Buyer and Azzurro, which shall be satisfactory to Buyer and Azzurro in their sole discretion.

7.8      Formation of Buyer. Azzurro shall have formed and appropriately qualified Buyer for purposes of closing of the transactions contemplated herein.

ARTICLE VIII

CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

The obligation of Seller to proceed with the Closing shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions precedent, any of which may be waived in whole or in part by Seller:

8.1      Accuracy of Representations and Warranties and Performance of Obligations. All representations and warranties made by the Buyer and Azzurro in this Agreement shall be true and correct in all material respects (or, to the extent such representations and warranties are already qualified by materiality, such representations and warranties shall be true and correct in all respects) on and as of the Closing Date with the same effect as if such representations and warranties had been made on and as of the Closing Date, except to the extent that any such representation or warranty by its terms relates to an earlier date, and except to the extent of any change permitted by the terms of this Agreement or consented to by Seller, and the Buyer shall have performed or complied in all material respects with all covenants, agreements and conditions contained in this Agreement on its part required to be performed or complied with at or prior to the Closing. The Buyer shall deliver to Seller at the Closing a certificate of an officer of the Buyer certifying that the conditions stated in this Section 8.1 have been fulfilled.

8.2      Consents and Approvals. The filings with government authorities or any other third parties listed on Section 8.2 of the Disclosure Schedules shall have been made and any necessary authorizations, consents or approvals required from such authorities or third parties set forth on Section 8.2 of the Disclosure Schedules shall have been obtained and shall be in full force and effect.

8.3      No Contrary Judgment. On the Closing Date there shall exist no valid judicial order which prohibits the consummation of the transactions contemplated by this Agreement.

8.4      Deliveries. The Buyer shall have made or tendered, or caused to be made or tendered, delivery to Seller of the Purchase Price in accordance with Section 2.3 and the following documents:

(a)	this Agreement, duly executed by Buyer;

(b)       an assignment and assumption agreement with respect to the Assumed Contracts, duly executed by Buyer;

(c)       the License Agreement, duly executed by Azzurro, the Buyer and the Hong Kong Affiliate;

(d)       the Hosting Agreement, duly executed by the Azzurro, the Buyer and the Hong Kong Affiliate;

(e)	the Referral Agreement, duly executed by the Buyer;

(f)        the Voting Agreement, duly executed the principal shareholder of Travelzoo;

(g)       the Transition Services Agreement, duly executed by Azzurro, the Buyer and the Hong Kong Affiliate;

(h)	the Option Agreement, duly executed by Azzurro; and

(i)        the certificate required by an officer of the Buyer pursuant to Section 8.1;

(j)        such other customary documents, instruments or certificates as shall be reasonably requested by Seller and as shall be consistent with the terms of this Agreement.

8.5      Hong Kong Purchase Agreement. The Hong Kong Purchase Agreement shall have been executed and delivered by the parties thereto, and the closing thereunder shall occur substantially simultaneously with the Closing hereunder.

8.6      Expiration of the Solicitation Period End-Date. The Solicitation Period End-Date shall have expired or been terminated by the Seller.

ARTICLE IX

INDEMNIFICATION

9.1      Indemnification by Seller. Subject to the limitations set forth in this Article IX, Seller shall indemnify and hold harmless the Buyer against and in respect of any and all Losses arising from:

(a)       any breach or violation of any of the provisions of this Agreement by Seller or any of its Affiliates (other than with respect to any of the representations and warranties made in Article III by Seller and/or Travelzoo which shall be covered by Section 9.1(b));

(b)       any breach of any of the representations and warranties made in Article III by Seller and/or Travelzoo;

(c)       the ownership, use or possession of the Purchased Assets, or the conduct or operation of the Business, occurring prior to the Effective Time;

(d)	the ownership, use or possession of the Excluded Assets;
(e)	the Excluded Liabilities; or

(f)        any claim relating to or arising out of Seller’s use of Client Information prior to the Effective Time.

Any indemnification provided for under this Section 9.1 shall be deemed also to extend to directors, shareholders, officers and employees (in their capacity as such) of the Buyer.

9.2      Indemnification by Buyer. The Buyer shall indemnify and hold harmless Seller against and in respect of any and all Losses arising from:

(a)       any breach or violation of the covenants made in this Agreement by the Buyer or any of its Affiliates;

(b)       any breach of any of the representations or warranties made in Article IV by the Buyer;

(c)       the ownership, use or possession of the Purchased Assets, or the conduct or operation of the Business, occurring at or after the Effective Time (except, in each such case, to the extent that the Buyer is entitled to be indemnified pursuant to Section 9.1); or

(d)       any claim relating to or arising out of Buyer’s use of Client Information after the Effective Time.

Any indemnification provided for under this Section 9.2 shall be deemed also to extend to directors, shareholders, officers and employees (in their capacity as such) of Seller and its Affiliates.

9.3      Notice and Payment of Losses. Upon obtaining knowledge of any Loss, the Party entitled to indemnification (the “Injured Party”) shall promptly notify the Party liable for such indemnification (the “Indemnifying Party”) in writing of such Losses which the Injured Party has determined have given or could give rise to a claim under Section 9.1 or 9.2 (such written notice being hereinafter referred to as a “Notice of Claim”); provided, however, that failure of an Injured Party timely to give a Notice of Claim to the Indemnifying Party shall not release the Indemnifying Party from its indemnity obligations set forth in this Article IX except to the extent that such failure adversely affects the ability of the Indemnifying Party to defend such claim or increases the amount of indemnification which the Indemnifying Party is obligated to pay hereunder, in which event the amount of indemnification which the Injured Party shall be entitled to receive shall be reduced to an amount which the Injured Party would have been entitled to receive had such Notice of Claim been timely given. The Injured Party shall use commercially reasonable efforts to mitigate any continuing Losses (including without limitation by using its commercially reasonable efforts to obtain any applicable insurance proceeds) and to obtain or use any Tax savings, benefit, relief, deduction or credit available to the Injured Party. The Injured Party shall not make any admission of liability, agreement or compromise with any Person in relation to a Loss without prior consultation with the Indemnifying Party. If the Injured Party settles or compromises any third party claims, or initiates action which is for the purpose in whole or in part of causing a claim to be asserted, prior to giving a Notice of Claim to the Indemnifying Party, the Indemnifying Party shall be released from its indemnity obligation. A Notice of Claim shall specify in reasonable detail, to the extent known by the Injured Party, the nature and, to the extent reasonably calculable, estimated amount of any such claim giving rise to a right of indemnification. The Indemnifying Party shall satisfy its obligations under Section 9.1 or 9.2, as the case may be, within sixty (60) Business Days of its receipt of a Notice of Claim; provided, however, that for so long as the Indemnifying Party is disputing its liability or defending a third-party claim in good faith pursuant to Section 9.4, its obligations to indemnify the Injured Party with respect thereto shall be suspended until a final unappealable judgment of a court of competent jurisdiction is given in relation to such claim. The Indemnifying Party shall have thirty (30) Business Days (or such shorter period of time that the Injured Party may be required to respond to any suit or governmental action) after receipt of a Notice of Claim to notify the Injured Party (a) whether or not it disputes its liability to the Injured Party with respect to such Notice of Claim and (b) whether it elects to defend a third-party claim pursuant to Section 9.4.

9.4      Defense of Third-Party Claims. With respect to any action or any claim set forth in a Notice of Claim relating to a third-party claim, the Indemnifying Party may defend, in good faith and at its expense, any such claim or demand, and the Injured Party, at its expense, shall have the right, but not the obligation, to participate (but not control) at its expense in the defense of any such third-party claim. So long as the Indemnifying Party assumes and thereafter diligently defends any such third-party claim, the Injured Party shall not settle or compromise such third-party claim without the consent of the Indemnifying Party. If such claim is settled by the Injured Party without the Indemnifying Party’s consent, the Injured Party shall be deemed to have waived all rights hereunder for money damages arising out of such claim. The Indemnifying Party may settle or compromise such third-party claim without the consent of the Injured Party solely for monetary damages with no admission of fault on the part of the Injured Party, unless there has not been a complete release of the Injured Party, in which case the Indemnifying Party may not settle or compromise such third-party claim without the consent of the Injured Party, which consent shall not be unreasonably withheld. The Injured Party shall make available to the Indemnifying Party or its representatives all records and other materials reasonably required for use in contesting any third-party claim.The Injured Party shall cooperate fully with the Indemnifying Party in the defense of all such claims. If the Indemnifying Party elects not to defend any such third-party claims, or elects to defend such claims but thereafter fails to diligently pursue such defense, the Injured Party shall have no obligation to do so, but may defend, settle or compromise any such third-party claim at the risk and expense of the Indemnifying Party. The Indemnifying Party will not, however, be responsible for any Losses if and to the extent that they arise from action taken or omitted to be taken by the Injured Party in bad faith, fraudulently, negligently or as a result of a breach of this Agreement by the Injured Party.

9.5      Survival of Representations and Warranties. All of the representations and warranties made by any Party in Article III and Article IV shall survive for a period of twelve (12) months following the Closing Date and thereafter to the extent a Notice of Claim is made prior to such expiration with respect to any breach of such representation or warranty occurring prior to such expiration and set out in such Notice of Claim; provided that the representations and warranties of the parties set forth in Sections 3.1, 3.2 and 3.7, with respect to Seller, Sections 3.13 and 3.14, with respect to Travelzoo, Sections 4.1 and 4.2, with respect to Buyer, and Sections 5.1 and 5.2, with respect to Azzurro (collectively for all parties, the “Fundamental Representations”), shall survive the Closing Date indefinitely. No party shall be entitled to indemnification for breach of any representation and warranty set forth in Article III and Article IV unless a Notice of Claim of such breach has been given to the Indemnifying Party within the period of survival of such representation and warranty as set forth herein.

9.6	Limitation on Indemnification.

(a)       The provisions for indemnity under Sections 9.1(b) and 9.2(b), as the case may be, shall be effective only when the aggregate amount of any single Loss (or series of related Losses) for which indemnification is sought from Seller or the Buyer, under Sections 9.1(b) or 9.2(b), respectively, when added to the amounts for which indemnification is sought under the corresponding provisions of the Hong Kong Purchase Agreement, exceeds Ten Thousand Dollars (US$10,000.00) in the aggregate, but then to the full extent of such Losses (including the first $10,000.00 of such Losses).

(b)       The provisions for indemnity under Sections 9.1(b) and 9.2(b), as the case may be, shall be effective only when the aggregate amount of all Losses, for which indemnification is sought from Seller or the Buyer, under Sections 9.1(b) or 9.2(b), respectively (excluding Losses for which indemnification would not be available as a result of clause (a) above), when added to the amounts for which indemnification is sought under the corresponding provisions of the Hong Kong Purchase Agreement, exceeds Twenty Thousand Dollars (US$20,000.00) (the “Indemnity Basket”), in which event the Indemnifying Party shall be liable for all Losses in excess of such amount.

(c)       The indemnification obligations of Seller or the Buyer pursuant to Sections 9.1(b) or 9.2(b), as the case may be, shall be effective only until the aggregate dollar amount paid by the Indemnifying Party in respect of all Losses indemnified against under such Sections, when added to the amounts of Losses indemnified against under the corresponding provisions of the Hong Kong Purchase Agreement, equals Three Hundred Sixty Thousand Dollars (US$360,000.00) (the “Indemnity Cap”).

(d)       Notwithstanding the foregoing, the limitations of Sections 9.6(a), 9.6(b) and 9.6(c) shall not apply to any breach arising out of the Fundamental Representations or from the fraud or intentional misrepresentation of a party.

(e)       All indemnification obligations shall be paid in U.S. Dollars in the United States.

(f)        Notwithstanding anything in this Agreement to the contrary, no liability, obligation, contract or other matter shall constitute a breach of any representation or warranty of Seller or entitle the Buyer to indemnification hereunder, to the extent that Seller demonstrates:

(i)        that the liability, obligation, contract or other matter arises or is materially increased in circumstances in which the Buyer acts or omits to act after the Closing and knows or should reasonably have known that such act or omission would give rise to or increase such a claim and a reasonable alternative course of action which would not prejudice the Buyer was available to the Buyer which would not have given rise to such claim or a claim of such amount;

(ii)       that the liability, obligation, contract or other matter is set out in the Disclosure Schedules;

(iii)      that the liability, obligation, contract or matter which would otherwise constitute a breach was actually known to the Buyer as of the date hereof or actually known to the Buyer as of the Closing Date and would have given the Buyer the right not to proceed with the Closing had the Buyer elected to exercise such right;

(iv)      that the liability, obligation, contract or other matter arises or is increased as a result of any increase in Tax rates after Closing, or the passing of any Law with retrospective effect, or any provision or reserve related to the Closing being insufficient by reason only of any increase in Tax rates after Closing;

(v)       that the liability, obligation, contract or other matter arises as a result of any change in the accounting policy or practice of the Business introduced after Closing; or

(vi)      that the liability, obligation, contract or other matter arises or is increased as a result of any act or omission of Seller undertaken prior to Closing, at the written request of, or with the prior written approval of, the Buyer.

(g)       If Seller pays to the Buyer an amount in respect of any claim under this Agreement and the Buyer subsequently recovers from a third party (including an insurer) a sum which is related to that claim, the Buyer shall promptly repay to Seller so much of the amount paid by Seller, as applicable, as does not exceed the sum recovered from the third party less all reasonable costs, charges and expenses incurred by the Buyer in obtaining that payment and in recovering that sum from the third party.

(h)       Seller shall not be liable for any breach or non-fulfillment of any of the representations or warranties contained herein, if and to the extent that the Loss occasioned thereby has been recovered under the same or any other representation or warranty contained herein.

(i)        Nothing shall diminish the Buyer’s common law obligation to mitigate its loss.

9.7      Characterization of Indemnity Payments. Any indemnification payments made pursuant to this Agreement shall be considered, to the extent permissible under Law, as adjustments to the Purchase Price for all Tax purposes.

9.8      Exclusive Remedy. In the absence of fraud, and except for obtaining equitable remedies, the indemnification provisions set forth in this Article IX shall provide the exclusive remedy for breaches of any covenant, agreement, representation or warranty set forth in this Agreement or any other agreement ancillary hereto executed pursuant to this Agreement.

ARTICLE X

MISCELLANEOUS PROVISIONS

10.1    Notice. All notices, requests, demands, and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made upon (i) in the case of personal delivery or delivery by facsimile, on the date of such delivery, (ii) in the case of nationally-recognized overnight courier, on the next Business Day following dispatch and (iii) in the case of mailing, on the third (3rd) Business Day following such mailing if sent by certified mail, return receipt requested, postage prepaid. All such notices, requests, demands and other communications shall be addressed at the address or facsimile number shown in this Section 10.1 for, or such other address or facsimile number as may be designated in writing hereafter by, such Party:

If to the Buyer:

c/o Azzurro Capital Inc.

c/o Donna L. Hydes, TEP

Trust Officer, Trust Services

CIBC Bank and Trust Company (Cayman) Limited

11 Dr. Roy's Drive

P.O. Box 694

Grand Cayman KY1-1107

Cayman Islands

With a copy to:

Daniel J. Godar

Armstrong Teasdale LLP

One Metropolitan Square

211 North Broadway

St. Louis, Missouri 63102

Telephone: (314) 342-8003

Fax: (314) 612-2249

If to Azzurro:

Azzurro Capital Inc.

c/o Donna L. Hydes, TEP

Trust Officer, Trust Services

CIBC Bank and Trust Company (Cayman) Limited

11 Dr. Roy's Drive

P.O. Box 694

Grand Cayman KY1-1107

Cayman Islands

If to Seller:

Travelzoo K.K.

c/o Travelzoo Inc.

590 Madison Avenue, 37th Floor

New York, New York 10022

Attention: Holger Bartel, CEO

Telephone: (212) 484-4900

With a copy to:

Bryan Cave LLP

One Metropolitan Square

211 North Broadway, Suite 3600

St. Louis, Missouri 63102

Telephone: (314) 259-2000

Fax: (314) 259-2020

Attention: Denis P. McCusker

10.2    Termination; Termination Fee. This Agreement may only be terminated by (i) mutual written consent of Seller and Azzurro, (ii) Seller or Azzurro, if the Closing shall not have occurred on or before October 31, 2009, other than as a result of the breach of this Agreement by the Party seeking to so terminate this Agreement, (iii) Azzurro, due to a material breach hereof by Seller or Travelzoo, which (if capable of cure) remains uncured for 10 days after written notice thereof to Seller, (iv) Seller, due to a material breach hereof by Azzurro, which (if capable of cure) remains uncured for 10 days after written notice thereof to Azzurro or (v) Azzurro or Seller if the board of directors of the Travelzoo or any committee thereof shall approve, adopt or recommend any Superior Proposal or Acquisition Proposal or Seller shall have executed any letter of intent, memorandum of understanding or similar Contract relating to any Superior Proposal or Acquisition Proposal; provided, that this Agreement shall be terminated, without further action by the parties, if the Hong Kong Purchase Agreement shall be terminated for any reason (and, as provided in the Hong Kong Purchase Agreement, such agreement shall be terminated, without further action by the parties thereto, if this Agreement shall be terminated for any reason). In the event of any termination of the Agreement as provided in this Section 10.2, this Agreement shall forthwith become wholly void and of no further force and effect and there shall be no liability on the part of the Buyer, Seller, Azzurro or Travelzoo except (i) with respect to any breach of this Agreement occurring prior to termination, (ii) that the provisions of Section 6.4(a) shall survive any such termination of this Agreement and (iii) if Azzurro or Seller terminates this Agreement pursuant to Section 10.2(v), above, within two Business Days after the date of such termination, Seller shall pay Azzurro (by wire transfer of immediately available funds) an aggregate of Fifty Four Thousand Dollars (US$54,000.00) as a termination payment under this Agreement and the Hong Kong Purchase Agreement, which shall be paid to, or as directed by, Azzurro, by wire transfer of immediately available funds to one or more account(s) specified by Azzurro in writing.

10.3    Entire Agreement. This Agreement and the Disclosure Schedules and Exhibits hereto embody the entire agreement and understanding of the Parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings relative to such subject matter.

10.4    Severability. If any provision hereof shall be held invalid or unenforceable by any court of competent jurisdiction or as a result of future legislative action, such holding or action shall be strictly construed and shall not affect the validity or effect of any other provision hereof, as long as the remaining provisions, taken together, are sufficient to carry out the overall intentions of the Parties as evidenced hereby.

10.5    Assignment; Binding Agreement. This Agreement and various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the Parties hereto and their successors and permitted assigns. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be transferred, delegated, or assigned by the Parties hereto without the prior written consent of the other Party (which consent shall not be unreasonably withheld), except that Azzurro shall have the right to designate a subsidiary entity to act as the Buyer hereunder, and the Buyer shall have the right to transfer and assign its rights hereunder to any entity which is controlled by the Buyer or by the Affiliates of the Buyer. No such assignment shall relieve the Buyer of any liability or obligation hereunder.

10.6    Expenses. Seller shall pay all costs and expenses incurred on its and Travelzoo’s behalf in connection with the negotiation, preparation and execution of this

Agreement and the consummation of the transactions contemplated hereby, including, without limitation, the fees and expenses of its attorneys, accountants, advisors and other representatives, whether in connection with consultation or communication with, or other assistance to, the Buyer, Azzurro or their advisors or representatives or otherwise. Azzurro shall pay all costs and expenses incurred on its or Buyer’s behalf in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, the fees and expenses of its attorneys, accountants advisors and other representatives, whether in connection with consultation or communication with, or other assistance to, Seller, Travelzoo or their advisors or representatives or otherwise.

10.7    Counterparts. This Agreement may be executed simultaneously in multiple counterparts, and in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

10.8    Headings; Interpretation. The article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of the Agreement. Each reference in this Agreement to an Article, Section, Schedule or Exhibit, unless otherwise indicated, shall mean an Article or a Section of this Agreement or a Schedule or Exhibit attached to this Agreement, respectively. References herein to “days”, unless otherwise indicated, are to consecutive calendar days. All Parties have participated substantially in the negotiation and drafting of this Agreement and agree that no ambiguity herein should be construed against the draftsman. For the purposes of determining whether any amount of local currency exceeds or is less than any U.S. Dollar amount referred to in this Agreement, the exchange rate prevailing on the relevant date (or, if the relevant date is not a Business Day, on the immediately preceding Business Day) as published by The Wall Street Journal shall be used. References to a “corporation” or “company” shall be construed so as to include any corporation, company or other body corporate, wherever and however incorporated or established.

10.9    Governing Law. This Agreement shall in all respects be construed in accordance with and governed by the substantive laws of the State of New York applicable to contracts executed and performed entirely within the state, without reference to its choice of law rules.

10.10  Arbitration. In the event of any dispute hereunder, the parties shall use their reasonable efforts to resolve such dispute through discussions by their authorized representatives. Any dispute which is not so resolved within 15 calendar days after the start of such discussions (or such longer period as may be mutually agreed) shall be resolved by arbitration in accordance within the commercial arbitration rules of the American Arbitration Association (“AAA”). The arbitration proceedings, including the rendering of an award, shall take place in the Borough of Manhattan, New York, New York. The arbitration panel shall consist of three persons, one chosen by each of the Buyer and the Seller, and the third chosen by such two arbitrators. If the first two arbitrators are unable to agree on the third arbitrator, the third arbitrator shall be appointed by the AAA. If either Party does not select an arbitrator within 10 days after a request for arbitration hereunder, the arbitrator chosen by the other Party shall act as the sole arbitrator. The arbitration proceedings shall be conducted in accordance with the International Arbitration Rules of AAA. The award of such arbitral tribunal shall be final. Judgment upon such award may be entered by the prevailing Party in any court having jurisdiction. The award of the arbitral tribunal may be alternatively or cumulatively for monetary damages. The arbitral tribunal may issue interim awards and order any provisional measures which should be taken to preserve the respective rights of a Party. The arbitral tribunal shall charge all costs and expenses of the arbitration, including the fees and expenses of the arbitral tribunal and any experts, to the non-prevailing Party; provided that if the tribunal determines that there is not a prevailing Party, such costs and expenses shall be allocated between the parties as the arbitral tribunal deems fair and reasonable taking into account the extent to which parties’ relative positions have prevailed.

10.11  Disclosure Generally. If and to the extent any information required to be furnished in any Disclosure Schedule is contained in this Agreement or in any other Disclosure Schedule, such information shall be deemed to be included in all of the Disclosure Schedules in which the information would otherwise be required to be included to the extent the relationship of such information to such other Disclosure Schedule is reasonably apparent on the face of the applicable disclosure. The inclusion of any information in any Disclosure Schedule shall not be deemed to be an admission or acknowledgment that such information is material or outside the Ordinary Course.

10.12  No Third Party Beneficiaries or Other Rights. Nothing herein shall grant to or create in any Person not a party hereto, or any such Person’s Affiliates, any right to any benefits hereunder, and no such party shall be entitled to sue either Party to this Agreement with respect thereto. The representations and warranties contained in this Agreement are made for purposes of this Agreement only and shall not be construed to confer any additional rights on the Parties under applicable state or federal or foreign securities Laws.

10.13  Knowledge. Whenever “to Seller’s knowledge,” “to its knowledge,” “known” or a similar phrase is used with respect to Seller to qualify a representation or warranty of Seller, the “knowledge” so referred to shall be deemed to be the current, actual knowledge of any of the current executive officers of Seller.

10.14  Travelzoo Guarantee. Travelzoo hereby unconditionally guarantees the performance of the obligations of Seller under this Agreement.

[Signatures on following page]

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed as of the date first above written.

“SELLER”
TRAVELZOO K.K.

By:	/s/ Wayne Lee
Name:	Wayne Lee
Title:	Director

“AZZURRO”
AZZURRO CAPITAL INC.

By:	/s/ Ralph Bartel
Name:	Ralph Bartel
Title:	Director

“TRAVELZOO”
TRAVELZOO INC.

By:	/s/ Wayne Lee
Name:	Wayne Lee
Title:	CFO

[BUYER SIGNATURE FOR CLOSING]

“BUYER”

By:
Name:
Title:

TABLE OF SCHEDULES AND EXHIBITS

Disclosure Schedules

Schedule 1.4	Assumed Contracts
Schedule 1.5	Assumed Liabilities
Schedule 1.21	Excluded Liabilities
Schedule 1.48	Purchased Assets
Schedule 2.3	Wire Transfer Instructions
Schedule 3.1	Consents – Seller
Schedule 3.3	Taxes
Schedule 3.4	Litigation
Schedule 3.6	Contracts
Schedule 3.8	Licenses and Permits
Schedule 3.9	Compliance with Laws
Schedule 3.10	Labor Matters
Schedule 4.1	Consents – Buyer
Schedule 6.1	Conduct of Business
Schedule 7.2	Consents and Approvals – Buyer’s Conditions
Schedule 8.2	Consents and Approvals – Seller’s Conditions

Signature Page to Asset Purchase Agreement

Exhibits

Exhibit A	Form of License Agreement
Exhibit B	Form of Hosting Agreement
Exhibit C	Form of Referral Agreement
Exhibit D	Form of Voting Agreement
Exhibit E	Form of Transition Services Agreement

EXHIBIT A

LICENSE AGREEMENT

This License Agreement (“Agreement”) is entered into this ___ day of ________________, 2009 (“Effective Date”) by and between TRAVELZOO INC., a Delaware corporation (hereinafter referred to as “Travelzoo”), and AZZURRO CAPITAL INC., a Cayman Islands corporation (“Azzurro”), and its affiliates and direct and indirect wholly-owned subsidiaries, including but not limited to ___________________, and _________________ (the “Subsidiaries” and, together with Azzurro, collectively, “Licensee”).

RECITALS

WHEREAS, the Subsidiaries have acquired substantially all of the assets and certain liabilities of Travelzoo Limited, a Hong Kong company, Travelzoo K.K., a Japanese kabushiki kaisha, and their respective directly and indirectly owned subsidiaries (the “Acquired Assets”) pursuant to and as more fully described in separate Asset Purchase Agreements dated as of September ___, 2009 (collectively, the “Purchase Agreement”);

WHEREAS, Travelzoo currently provides certain Services (as hereinafter defined);

WHEREAS, Licensee wishes to receive from Travelzoo a limited, non-transferable (except as provided herein), perpetual, exclusive, fully paid-up license to perform the Licensed Services and Licensed Business Processes (as such terms are hereinafter defined), and to use the Licensed Marks, the Licensed Software, the Licensed Trade Secrets, and the Licensed Works (as such terms are hereinafter defined) only on and in connection with the Licensed Services and Licensed Business Processes and only within the Territory; and

WHEREAS, Travelzoo is willing to grant Licensee such a license, subject to the terms, provisions, and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals, the terms, conditions, and provisions set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Licensee and Travelzoo, each intending to be legally bound, hereby agree as follows:

1.	DEFINITIONS.

1.1      “Intellectual Property” shall mean any and all: (i) tangible works of authorship including, but not limited, to copyrights, derivative works thereof, moral rights, and mask-works; (ii) trademarks, service marks, trade names, trade dress, logos, symbols, emblems, designs, and the like; (iii) confidential, proprietary, or trade secret business or technical information; (iv) ideas, designs, concepts, techniques, inventions, discoveries, improvements, systems, methods, algorithms, industrial property, whether or not patentable, and all patents, patent applications, continuations, continuations-in-

part, divisional, reissue patents, and reexamination patents; and (v) all other intellectual and industrial property rights, whether arising by operation of law, contract, license, or otherwise, including but not limited to, all applications, registrations, renewals, extensions, or the like.

1.2      “Licensed Business Processes” means the internal business methods, processes, and procedures that are used by Travelzoo in connection with the Licensed Services.

1.3      “Licensed Marks” means the marks TRAVELZOO, TOP 20, WEEKEND.COM, WEEKENDS.COM, TEST BOOKING CENTER, SUPER SEARCH, NEWSFLASH, logos used in connection therewith or design variations thereof, including but not limited to as shown in U.S. Reg. Nos. 2,422,810; 2,612,534; 2,716,751; 2,647,250; 3,157,301; and 3,312,355, together with such other trade names, trademarks, logos, distinctive names, service marks, certification marks, logo designs, insignia or other words or symbols of Travelzoo used in connection with the Licensed Services.

1.4      “Licensed Services” means the Services that are offered by Travelzoo as of the effective date of the Purchase Agreement and at any time thereafter; provided, however, that “Licensed Services” shall not include services offered by Travelzoo exclusively under Travelzoo’s FLY.COM mark, exclusively via any localization of the www.fly.com website, or via any similar vertical extension thereof or other similar meta-search category.

1.5      “Licensed Software” means the compiled software owned by Travelzoo or Licensed to Travelzoo under a license which allows Travelzoo to sublicense at no additional cost to Travelzoo and used by Travelzoo in connection with the Licensed Services or Licensed Business Processes. “Licensed Software” shall also include New Software and Upgrade Software.

1.6      “Licensed Trade Secrets” shall mean Travelzoo’s Confidential Information (as defined below) used by Travelzoo in connection with the Licensed Services or Licensed Business Processes.

1.7       “Licensed Works” shall mean marketing materials, website content, business forms, designs, artwork, photographs, and other tangible works of expression owned by Travelzoo and used by Travelzoo in connection with the Licensed Services or Licensed Business Processes, and all U.S. and foreign copyrights therein.

1.8      “New Software” means software created by or on behalf of Travelzoo after the effective date of the Purchase Agreement that may have utility in the provision of Licensed Services or performance of Licensed Business Processes.

1.9      “Services” means travel-related and entertainment-related services including but not limited to travel-related and entertainment-related information and news via the internet; travel-related and entertainment-related emails, alert services, and other communications; travel agency services including making or facilitating

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reservations for transportation, lodging, dining, entertainment, or other travel-related and entertainment-related items; and travel-related and entertainment-related advertising, promotion and marketing services.

1.10     “Territory” shall mean all countries located in those time zones that are more than five (5) hours ahead of Greenwich Mean Time, based on Standard time, including, without limitation, India and Pakistan, but excluding Russia.

1.11    “Upgrade Software” means improvements, upgrades, or other modifications to the Licensed Software created by or on behalf of Travelzoo after the effective date of the Purchase Agreement that may have utility in the provision of Licensed Services or performance of Licensed Business Processes.

2.	GRANT.

2.1      Subject to the terms and conditions herein, Travelzoo hereby grants to Licensee, and Licensee accepts an exclusive (even as to Travelzoo), non-transferable (except as expressly provided herein), terminable to the extent set forth herein, fully paid-up license (without the right to sublicense except as expressly provided herein) to:

2.1.1   use, perform and modify the Licensed Services and the Licensed Business Processes, only within the Territory, and only in accordance with this Agreement;

2.1.2   use the Licensed Marks and the goodwill associated therewith only on and in connection with the provision, performance, advertising, marketing, offer for sale and sale of Licensed Services and the performance of Licensed Business Processes, only within the Territory, and only in accordance with this Agreement;

2.1.3   use the Licensed Software only on and in connection with the provision, performance, advertising, marketing, offer for sale and sale of Licensed Services and the performance of Licensed Business Processes, only within the Territory, and only in accordance with this Agreement and, to the extent that it is in effect and not otherwise terminated, that certain Hosting Services Agreement by and between Travelzoo and Licensee dated as of __________, 2009 (the “Hosting Agreement”);

2.1.4   make, use, copy and modify the Licensed Trade Secrets, only on and in connection with the provision, performance, advertising, marketing, offer for sale and sale of Licensed Services and the performance of Licensed Business Processes, only within the Territory, and only in accordance with this Agreement, including but not limited to Section 4 below;

2.1.5   use, display, perform, copy and distribute the Licensed Works and create, prepare, or develop derivative works of the Licensed Works, only on and in connection with the provision, performance, advertising, marketing, offer for sale and sale of Licensed Services and the performance of Licensed Business Processes, only within the Territory, and only in accordance with this Agreement.

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2.2      Travelzoo agrees to promptly notify Licensee of all Licensed Marks adopted by Travelzoo after the effective date of this Agreement. Travelzoo agrees to notify Licensee of all Licensed Trade Secrets developed by or on behalf of Travelzoo after the effective date of this Agreement and, upon the reasonable request of Licensee, to provide technical assistance to Licensee with the implementation of such Licensed Trade Secrets.

2.3      Travelzoo shall provide Licensee access to the Licensed Works in a manner that will allow Licensee to exercise its rights under this Agreement. Subject to the provisions of Section 4 below, Travelzoo shall disclose or otherwise provide to Licensee the Licensed Trade Secrets in a manner that will allow Licensee to exercise its rights under this Agreement, including without limitation the performance of the Licensed Services and the Licensed Business Processes within the Territory as contemplated herein.

2.4      Travelzoo shall provide Licensee access to the Licensed Software in a manner that will allow Licensee to exercise its rights under this Agreement. The parties agree that such access shall be provided under the Hosting Agreement so long as the Hosting Agreement remains in effect. In the event (i) the Hosting Agreement is terminated by Travelzoo pursuant to Section 6.2(a) thereof, (ii) Travelzoo initiates bankruptcy or similar proceedings and rejects the Hosting Agreement in such proceedings or ceases to operate as a going concern, or (iii) Travelzoo materially breaches the Hosting Agreement or, with respect to its obligations related to the Licensed Software, materially breaches this Agreement, then Travelzoo shall promptly deliver a copy of the object code and source code of the Licensed Software to Licensee, including without limitation, all available documentation and programmers notes pertaining to such Licensed Software. In the event a copy of the Licensed Software is delivered to Licensee pursuant to this Section 2.4, then in addition to the rights granted to Licensee pursuant to Section 2.1.1 above, Licensee may also reproduce, copy, modify, store, cache, display and perform the Licensed Software (including object code and source code) in connection with the performance, advertising, marketing, offer for sale and sale of Licensed Services and the performance of Licensed Business Processes within the Territory.

2.5      Travelzoo hereby agrees that it will provide to Licensee the following maintenance services (“Maintenance Services”):

2.5.1   If, subsequent to the Effective Date, Travelzoo creates at its own discretion Upgrade Software or New Software that it uses in connection with the provision of Licensed Services or performance of Licensed Business Processes, Travelzoo, shall promptly notify Licensee of such Upgrade Software or New Software and provide a description of the relevant enhancements and functionality of such Upgrade Software or New Software to Licensee. Unless otherwise notified in writing by Licensee, Travelzoo shall promptly include such Upgrade Software or New Software into, or as part of, the Licensed Software for the benefit of Licensee under this Agreement and, to the extent that it is in effect and not otherwise terminated, the Hosting Agreement.

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2.5.2   For the avoidance of doubt, Travelzoo’s obligations under this Section 2.5 shall apply only to Upgrade Software or New Software used by Travelzoo in the general course of its business operations and shall not apply to Upgrade Software or New Software under development or testing by Travelzoo.

2.5.3   During the initial three (3) years of this Agreement, Maintenance Services shall be provided at no additional cost to Licensee. Thereafter, Licensee shall reimburse Travelzoo for a reasonable portion of internal development costs incurred by Travelzoo in connection with any Upgrade Software and New Software actually implemented for Licensee hereunder. The amount of such reimbursement shall be determined by the parties in good faith, based on a reasonable allocation of such costs between Licensee and Travelzoo, taking into consideration the relative revenues of the parties and the relative net income derived by the parties as a result of the features and enhancements included in such Upgrade Software and New Software.

2.6      Upon Licensee’s written request, Travelzoo shall perform localization, customization, or new feature development to the Licensed Software at then prevailing market rates. All software and other work product created by or on behalf of Travelzoo pursuant to any such agreement, including but not limited to such localization, customization and new feature development as finally developed shall be owned exclusively by Licensee, provided that Travelzoo shall be granted a license in such localization, customization and new features for the sole purpose of performing its obligations under this Agreement and the Hosting Agreement, as applicable.

2.7      Licensee acknowledges that its familiarity with the Licensed Services and Licensed Business Processes will result from the information and technical assistance furnished to it by Travelzoo pursuant to this Agreement, including but not limited to Licensed Trade Secrets. As such, and without limiting any other provision of this Agreement, any and all Intellectual Property relating to the Licensed Services or Licensed Business Processes conceived, acquired or developed by, on behalf of, or for Licensee or Travelzoo, either alone or in conjunction with others, during the Term of this Agreement, whether or not patentable or registrable (the “New Information”) shall be the sole and exclusive property of Travelzoo. Licensee hereby assigns, conveys, and transfers to Travelzoo all right, title, and interest in, to, and under any and all New Information; provided, however, that New Information shall be included in the Licensed Software, Licensed Trade Secrets or Licensed Works, as the case may be, and subject to the licensed rights in Licensee set forth herein. Licensee, whenever requested by Travelzoo and without further compensation or consideration, shall promptly execute any and all applications, assignments and other instruments which Travelzoo shall deem necessary in order to protect, register, or otherwise vest Travelzoo’s right, title and interest in, to and under the New Information and to apply for and obtain letters patent, trademark registrations, copyright registrations, or other intellectual property protection in the United States and foreign countries for the New Information. Licensee undertakes that it shall make such arrangements with its officers, agents and employees as are necessary or desirable to enable it to comply with this Section 2.7.

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2.8      Licensee acknowledges and agrees that it does not have, and this Agreement shall not be construed to grant, any right to sublicense any rights granted or acquired hereunder, without the prior written consent of Travelzoo; provided, however, that Licensee may sublicense its rights hereunder to any affiliate and direct or indirect wholly-owned subsidiary, so long as Licensee provides prior, written notice of such proposed sublicense to Travelzoo and so long as such party executes an agreement in a form reasonably acceptable to Travelzoo (such acceptance to be established by Travelzoo’s prior, written approval of such form) pursuant to which it agrees to comply with and be bound by all terms and conditions of this Agreement.

2.9	Licensee may assign this Agreement as follows:

2.9.1   If there is a change of control of one or more Licensee entities and the successor is a single entity, or if there is a sale or other transfer of all or substantially all of the Acquired Assets of one or more Licensee entities to a single buyer, then with the prior written consent of Travelzoo, which consent shall not be unreasonably withheld, delayed, or conditioned, Licensee may assign its rights under this Agreement to such party. Travelzoo's withholding, delaying or conditioning of consent shall be deemed unreasonable with respect to any such proposed buyer who (i) executes an agreement in a form reasonably acceptable to Travelzoo (such acceptance to be established by Travelzoo’s prior, written approval of such form) pursuant to which it agrees to comply with and be bound by all terms and conditions of this Agreement, and (ii) is not a competitor of Travelzoo outside of the Territory.

2.9.2   If there is a sale or other transfer of all or substantially all of the Acquired Assets of a Licensee entity to an affiliate of Licensee, then without the prior written consent of Travelzoo, such Licensee entity may assign its rights under this Agreement to such affiliate.

2.9.3   Nothing herein shall operate to prohibit a Licensee entity from conducting a qualified public offering and maintaining its license and other rights hereunder.

2.10    Upon the written request of Licensee, Travelzoo agrees to enter into an industry standard source code escrow agreement within thirty (30) days of such request (the “Escrow Agreement”) with a nationally recognized technology escrow company including release terms and conditions consistent with Section 2.4 above.

3.	QUALITY CONTROL.

3.1      Licensee shall maintain the distinctiveness of the Licensed Marks and the image and high quality of Licensed Services and Licensed Business Process bearing and offered under the Licensed Marks and all provision of Licensed Services and performance of Licensed Business Processes shall be of a quality in keeping with the quality and prestige of the Licensed Marks as maintained by Travelzoo.

3.2      Licensee understands and agrees that Travelzoo may, from time-to-time, provide written standards, rules and procedures to Licensee regarding the use of any

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Licensed Marks on or in connection with any Licensed Services or Licensed Business Processes including, but not limited to, the provision, performance offer for sale, advertising, marketing, and sale of Licensed Services and the performance of Licensed Business Processes. Licensee shall use and employ the Licensed Marks on and in connection with the Licensed Services and Licensed Business Processes in strict accordance with the standards, rules and procedures set by Travelzoo; provided, that such standards, rules and procedures are no more stringent than the business practices and processes conducted by Travelzoo and its other licensees, if any.

3.3      Licensee shall submit to Travelzoo for prior review and written approval any new materials (whether in written, electronic, or other form) using the Licensed Marks on or and in connection with the Licensed Services or Licensed Business Processes in a manner other than that which has previously been approved under this Section 3, which approval may be granted or denied, in Travelzoo’s sole and reasonable discretion. Travelzoo shall make a good faith effort to provide approval or suggestions for change within fifteen (15) days of its receipt of any materials. If Travelzoo does not make any such approval or suggestion within such fifteen (15) day period, such new materials shall be deemed approved. Licensee may not use any materials using the Licensed Marks unless such materials are in substantial conformity with, and at least equal in quality to, materials previously approved by Travelzoo in accordance with this Section 3.

3.4      In addition, without limiting Travelzoo’s other rights under this Agreement, in order to further ensure that the Licensee complies with the quality standards set forth in this Section 3, Travelzoo shall have the right, at any time and from time to time, to request upon reasonable notice to Licensee, and Licensee shall provide, full and open access at reasonable times to Licensee’s facilities used in connection with the Licensed Services or Licensed Business Processes in order to verify Licensee’s proper use of the Licensed Marks on and in connection with the Licensed Services and Licensed Business Processes, to verify Licensee’s provision of Licensed Services and performance of Licensed Business Processes in accordance with the terms and conditions of this Agreement, to examine the marketing, advertising and related materials pertaining to the use of the Licensed Marks on and in connection with the Licensed Services and Licensed Business Processes, and to verify Licensee’s use of Licensed Software, Licensed Trade Secrets, and Licensed Works in accordance with the terms of this Agreement, so that Travelzoo shall have sufficient opportunity to make whatever reasonable investigation it shall deem necessary in connection with its exercise of quality control under this Agreement.

3.5      In the event that any Licensed Services or Licensed Business Processes are not being sold, performed, or provided, as the case may be, in conformance with the quality required under this Agreement in all material respects, in the reasonable and good faith judgment of Travelzoo, Travelzoo shall notify the Licensee thereof in writing, providing Licensee with an explanation as to how such services fail to conform to such standards and the Licensee shall promptly change such Licensed Services or Licensed Business Processes to conform thereto. In the event Licensee’s use of the Licensed Marks on and in connection with the Licensed Services or Licensed Business

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Processes is not in accordance with the quality required under this Agreement in all material respects, in the reasonable and good faith judgment of Travelzoo, Travelzoo shall notify Licensee thereof in writing and Licensee shall promptly change such use or employment to conform thereto.

3.6      Licensee acknowledges and understands the importance of quality control and the value of the Licensed Marks, and their respective goodwill. Licensee further understands and agrees that, pursuant to this Agreement, Travelzoo may provide Licensee with notice of Licensee's violation of or failure to comply with any provision of this Section 3 in all material respects. If, within sixty (60) business days after Licensee is given such notice, Licensee’s failure or noncompliance is not remedied or a plan acceptable to Travelzoo to remedy Licensee’s noncompliance is not submitted to Travelzoo, Travelzoo may terminate this Agreement. Notice by Travelzoo under Section 3.5 shall constitute notice of Licensee’s violation for purposes of this Section 3.6.

3.7      Licensee shall, during the term of this Agreement: (i) comply with all applicable laws and regulations relating to its advertising, marketing, provision, performance, offer for sale and sale of the Licensed Services and performance of the Licensed Business Processes and shall not at any time knowingly take any action that would cause Travelzoo or Licensee to be in violation of any of such applicable laws and regulations; and (ii) obtain any and all licenses, permits, approvals or authorizations required by any governmental entity or agency having jurisdiction over the advertisement, marketing, provision, performance, offer or sale and sale of the Licensed Services and performance of the Licensed Business Processes.

3.8      Licensee acknowledges, understands and agrees that it shall not knowingly perform, do, or cause any act to be done, or fail to take any action, during the term of this Agreement, or knowingly assist any third party in performing, doing or causing any act to be done, that would in any way or manner or to any degree be detrimental to, injure, disparage, or impair: (i) the Licensed Marks or the goodwill associated therewith, the Licensed Software, the Licensed Trade Secrets, and the Licensed Works; (ii) any applications for registration or registrations therefor; (iii) the respective goodwill related to the Licensed Marks; (iv) Travelzoo’s federal, state and common law and other rights in or to the Licensed Marks, the Licensed Software, the Licensed Trade Secrets, and the Licensed Works; (v) Travelzoo’s right, title, interest, and ownership in and to the Licensed Marks, the Licensed Software, the Licensed Trade Secrets, and the Licensed Works; and (vi) the validity and enforceability of the any of the foregoing.

3.9      Licensee will not register, own, maintain or use any domain names, world wide web or other electronic communications sites that includes a Licensed Mark, without Travelzoo’s express, written consent, which consent shall not be unreasonably withheld.

3.10    During and after the term of this Agreement, Licensee agrees to assist Travelzoo, at Travelzoo’s expense, in any way, for Travelzoo’s sole and exclusive benefit, in protecting, obtaining and maintaining registrations for the Licensed Marks, the

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Licensed Works, and the Licensed Software in Travelzoo's sole name anywhere to the extent that Travelzoo, in its sole discretion, deems such protection or registrations necessary. Such assistance shall include, but not be limited to, signing any documents to verify and confirm Travelzoo's sole and exclusive right, title and interest in and to the Licensed Marks and any and all goodwill associated therewith, the Licensed Works, and the Licensed Software.

3.11    During the term of this Agreement, in all public uses of the Licensed Marks on and in connection with the Licensed Services or Licensed Business Processes, where commercially practicable and possible, Licensee will use its commercially reasonable efforts to indicate that the Licensed Marks are owned by Travelzoo and shall use the appropriate notice symbol (® if the Licensed Mark is registered with the U.S. Patent and Trademark Office, or SM or TM) directly adjacent to every use of the Licensed Marks.

3.12    All use of the Licensed Marks by Licensee shall inure solely to the benefit of Travelzoo. All goodwill accrued by, and due to, Licensee’s use of the Licensed Marks anywhere shall be the sole and exclusive property of Travelzoo.

3.13    Travelzoo retains the right to use the Licensed Marks, the Licensed Software, the Licensed Trade Secrets, and the Licensed Works on or in connection with such products and services, directly or through affiliates or other licensees, or at any place and by any method of distribution that Travelzoo, in its sole discretion, may elect outside of the Territory. For the avoidance of doubt, but subject to the restrictions set forth below, Licensee’s exclusive rights in and to the Licensed Services, the Licensed Business Methods, the Licensed Marks, the Licensed Software, the Licensed Trade Secrets, and the Licensed Works within the Territory shall not be violated by Travelzoo as a result of user-initiated communications, by or from a user located within the Territory, to any website owned and maintained by Travelzoo in connection with the provision of Licensed Services outside of the Territory. In furtherance of the foregoing, Travelzoo (a) will not send unsolicited communications to parties who reside within the Territory and that it will refrain from sales and marketing strategies intended to primarily target advertisers and potential advertisers that are headquartered within the Territory or users or potential users located within the Territory, and (b) that any third-party license of the Licensed Marks, the Licensed Software, the Licensed Trade Secrets, or the Licensed Works will prohibit such third party licensee from sending unsolicited communications to parties who reside within the Territory or use sales and marketing strategies intended to primarily target advertisers and potential advertisers that are headquartered within the Territory or users or potential users located within the Territory.

4.	CONFIDENTIALITY.

4.1      Each party (a “Receiving Party”) recognizes that, in connection with this Agreement, it will receive access to business, technical, and financial information from the other party (the “Disclosing Party”) which the Disclosing Party deems to be confidential, proprietary, or a trade secret.

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4.2      For purposes of this Agreement, “Confidential Information” means all such information, whether written or oral, which is designated by a Disclosing Party as “Confidential” or which is proprietary or confidential in nature including, without limitation, data and information about product and technical specifications, processes, systems, business methods, designs, conversions, procedures, formulations, business and marketing plans, customers, contractors, and subcontractors names, expertise of employees and consultants, know-how, ideas, inventions (whether subject to patent, copyright, or trademark protection or not), intellectual property, computer programs (whether in object, source, or other code), design concepts, financial data, customer and product development plans, forecasts, strategies, analytics, concepts, letters of intent and contracts, customer lists, and all other information relating to, reflecting upon, or concerning the Disclosing Party.

4.3      The Receiving Party acknowledges that all Confidential Information of the Disclosing Party is proprietary and a valuable trade secret of the Disclosing Party, and that any disclosure or unauthorized use of Confidential Information will cause the Disclosing Party irreparable harm and loss. The Receiving Party agrees that neither it nor any others associated with or used by it in the performance of this Agreement shall use the Confidential Information of the Disclosing Party for itself or others or disclose any Confidential Information of the Disclosing Party to others, except with those of its employees, personnel, authorized professional advisors and agents who have a need for such access in connection with this Agreement and who have been notified of the confidential nature of the information and of the parties’ obligations under this Agreement, without first obtaining the prior written consent of the Disclosing Party.

4.4      The Receiving Party shall: (a) use Confidential Information of the Disclosing Party for the sole and limited purpose of exercising its rights and performing its obligations hereunder; and (b) return all such Confidential Information, including copies or other written, physical, or electronic embodiments of, or containing, such Confidential Information (including any studies, analyses, compilations or other materials prepared in whole or in part based on such Confidential Information) to the Disclosing Party immediately upon the termination of the licenses granted to Licensee under this Agreement.

4.5      This Agreement shall not affect the Receiving Party’s rights to use or disclose information which it first proves, to the Disclosing Party’s reasonable satisfaction:

4.5.1   is in the public domain through no wrongful act of itself prior to the date of its disclosure to the Receiving Party;

4.5.2   was in the Receiving Party’s possession, on a non-confidential basis, prior to disclosure to the Receiving Party (as evidenced by written records); provided, that Confidential Information transferred to the Licensee pursuant to the Purchase Agreements shall be deemed to be Confidential Information of Licensee, and shall be deemed not to have been previously known to Travelzoo and its affiliates);

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4.5.3   has become part of the public domain by publication or otherwise not due to any unauthorized act or omission on the part of the Receiving Party;

4.5.4   was independently developed by the Receiving Party without reference to or reliance upon the Confidential Information of the Disclosing Party (as evidenced by written records); or

4.5.5   was disclosed to the Receiving Party on a non-confidential basis by a third party having a lawful right to do so prior to disclosure of such information to the Receiving Party by the Disclosing Party (as evidenced by written records).

4.6      If a Receiving Party, or its representatives, is compelled to disclose Confidential Information of the Disclosing Party governmental or judicial process, the Receiving Party agrees to promptly provide the Disclosing Party with written notice of such requirement to allow sufficient time for the Disclosing Party to apply for judicial review of such compelled disclosure, or an appropriate protective order to retain the confidentiality of such information.

5.	INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS.

5.1      Each party shall promptly notify the other of any unauthorized use of which it becomes aware or suspected infringement or misappropriation of any of the Licensed Marks, Licensed Software, Licensed Trade Secrets, or Licensed Works within the Territory provide the other with any and all available evidence of such suspected or actual infringement or misappropriation. Travelzoo shall have the first right to determine how to handle or otherwise deal with any such unauthorized use or suspected infringement or misappropriation, or in defending against any declaratory judgment action alleging invalidity, unenforceability or non-infringement of any Licensed Marks, Licensed Software, Licensed Trade Secrets, or Licensed Works, including the right to settle or otherwise compromise any dispute or lawsuit; provided, that (i) Travelzoo may not settle any such dispute or lawsuit without the prior written approval of Licensee if such settlement would affect the rights of Licensee hereunder, and (ii) if Travelzoo does not initiate reasonable action to cease suspected infringement or misappropriation of any of the Licensed Marks, Licensed Software, Licensed Trade Secrets, or Licensed Works within the Territory, then Licensee shall be entitled to take such action. Travelzoo, at no cost to Travelzoo, shall provide all reasonable assistance and cooperation in any such legal action permitted hereunder that Licensee may initiate in all respects including allowing Licensee to join Travelzoo as a party to any such suit, having its employees testify when requested, and making relevant records, papers, information, samples, specimens and the like reasonably available to Travelzoo, subject to reasonable safeguards for confidentiality. Licensee, at no cost to Licensee, shall provide all reasonable assistance and cooperation in any legal action Travelzoo may initiate or defend in all respects including allowing Travelzoo to join Licensee as a party to any such suit, having its employees testify when requested, and making relevant records, papers, information, samples, specimens and the like reasonably available to Travelzoo, subject to reasonable safeguards for confidentiality. Travelzoo shall have no

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duty to initiate or defend any litigation if in its sole judgment such litigation is not warranted or is not in its best interests.

5.2      Licensee shall not threaten, warn, or attempt to assert any intellectual property right against, any third party relating to infringement of any of the Licensed Marks, Licensed Software, Licensed Trade Secrets, or Licensed Works or otherwise take any action that may support declaratory judgment challenges to any rights or potentially asserted rights in or to any of the Licensed Marks, Licensed Software, Licensed Trade Secrets, or Licensed Works without the prior written consent of Travelzoo.

6.	REPRESENTATION AND WARRANTIES OF TRAVELZOO.

6.1      Travelzoo represents and warrants that it has the authority to grant the rights set forth in Section 2.1 above. With respect to all Intellectual Property licensed to Licensee hereunder, no such Intellectual Property has been or is now involved in any opposition, invalidation or cancellation proceeding and, to the Seller Parties’ knowledge, no such action is threatened with respect thereto. Other than as contemplated in this Agreement for the benefit of Licensee, neither Travelzoo nor its affiliates have granted any person a right to possess or use any such Intellectual Property in the Territory. Travelzoo has taken reasonable precautions to protect the secrecy, confidentiality and value of the Licensed Trade Secrets, and to Travelzoo's knowledge the Licensed Trade Secrets have not been used, divulged or appropriated either for the benefit of any person or entity other than Travelzoo (or the benefit of Licensee as contemplated herein).

6.2      Travelzoo makes no representations whatsoever with regard to the scope of the Licensed Marks, Licensed Software, Licensed Trade Secrets, or Licensed Works or that the Licensed Marks, Licensed Software, Licensed Trade Secrets, or Licensed Works may be exploited without infringing other trademarks, other copyrights, patents, or any other intellectual property or other rights of any third party, as the case may be. OTHER THAN AS EXPRESSLY SET FORTH HEREIN, TRAVELZOO MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND WITH RESPECT TO THE LICENSED MARKS, THE LICENSED SOFTWARE, THE LICENSED TRADE SECRETS, OR THE LICENSED WORKS. TRAVELZOO SHALL NOT BE LIABLE FOR ANY DIRECT, CONSEQUENTIAL OR OTHER DAMAGES SUFFERED BY LICENSEE OR ANY OTHER DAMAGES RESULTING FROM THE USE OF THE LICENSED MARKS, THE LICENSED SOFTWARE, THE LICENSED TRADE SECRETS, OR THE LICENSED WORKS, OR THE MARKETING, PROMOTING, ADVERTISING, OFFER FOR SALE, SALE, OR IMPORTATION OF THE LICENSED SERVICES OR THE LICENSED BUSINESS PROCESSES.

7.	REPRESENTATION AND WARRANTIES OF LICENSEE.

7.1      Licensee represents and warrants that it has all necessary authority and power to enter into this Agreement.

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7.2      Licensee represents and warrants that this Agreement has been duly authorized by all required action of the Licensee, has been duly executed and delivered by the Licensee and constitutes the valid and binding obligation of the Licensee in accordance with its terms.

7.3      EXCEPT FOR LICENSEE’S INDEMNIFICATION OBLIGATIONS HEREUNDER, LICENSEE SHALL NOT BE LIABLE TO TRAVELZOO FOR ANY CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES SUFFERED BY TRAVELZOO RESULTING FROM THE USE OF THE LICENSED MARKS, THE LICENSED SOFTWARE, THE LICENSED TRADE SECRETS, OR THE LICENSED WORKS, OR THE MARKETING, PROMOTING, ADVERTISING, OFFER FOR SALE, SALE, OR IMPORTATION OF THE LICENSED SERVICES OR THE LICENSED BUSINESS PROCESSES.

8.	INDEMNIFICATION OF TRAVELZOO.

Licensee agrees to indemnify, defend and hold harmless Travelzoo, its affiliates, and their directors, officers, employees, and agents (each an “Travelzoo Indemnitee”) from and against any and all claims, demands, losses, damages, penalties, costs or expenses (including reasonable attorneys’ and expert witness’ fees and costs) of any kind or nature (each, a “Liability”), arising from or relating to: (i) the advertisement, marketing, distribution, use, offer for sale, sale, or provision, of any Licensed Services or performance of Licensed Business Processes by Licensee; (ii) any unauthorized use of information provided by Travelzoo to Licensee; (iii) any violation, breach or nonfulfillment on the part of Licensee of any representation, warranty, covenant or agreement made by Licensee pursuant to this Agreement, except to the extent that such Liability (1) is solely caused by the negligence or willful misconduct by Travelzoo as determined by a court of competent jurisdiction, or (2) results from a breach of a warranty of Travelzoo set forth in Section 6 above; and (iv) actions for product liability, negligence, intentional torts, or the like, relating to Licensee’s design, manufacture, marketing, advertising, distribution, offer for sale, sale, use, importation, or exportation of any goods or services. Licensee agrees not to file any lawsuits against any Travelzoo Indemnitee (other than Travelzoo or its affiliates for any alleged breach of this Agreement or other agreements between Licensee and Travelzoo or its affiliates) in connection with the advertisement, marketing, provision, performance, offer for sale, or sale of Licensed Services or the performance of Licensed Business Processes and all activities associated therewith. The Travelzoo Indemnitees shall be entitled to participate at their option and expense through counsel of their own selection in any indemnified action, and may join in any legal actions related to any such Liability. Licensee shall not enter into any settlement or compromise affecting any rights or obligations of any Travelzoo Indemnitee or which includes an express or implied admission of liability, negligence or wrongdoing by any Travelzoo Indemnitee, without the prior written consent of such Travelzoo Indemnitee, which shall not be unreasonably withheld.

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9.	DURATION, MODIFICATION, AND TERMINATION.

9.1      Travelzoo may elect to terminate this Agreement in its entirety sixty (60) days after Licensee receives prior written notice if:

9.1.1   Licensee fails to comply in any material respect with its continuing obligations under the Purchase Agreement, and such failure shall continue for a period of sixty (60) days following written notice from Travelzoo of such failure; or

9.1.2   Licensee materially breaches this Agreement and such failure shall continue for a period of sixty (60) days following written notice from Travelzoo of such failure, except where this Agreement explicitly provides for a different notice period for a specified breach;

9.2      In the event the Agreement is terminated for any reason, Licensee shall return, or at Travelzoo’s direction, destroy, all documents and materials pertaining to or embodying any Confidential Information, retaining no copies. Upon termination of the license, Licensee shall cease any and all use of the Licensed Marks, the Licensed Software, the Licensed Trade Secrets, and the Licensed Works, and Licensee shall have no further right to use the Licensed Marks, the Licensed Software, the Licensed Trade Secrets, and the Licensed Works anywhere, in any way, or for any purpose, whatsoever. Notwithstanding the foregoing to the contrary, Licensee shall be permitted to conduct a prompt and orderly wind-up of the Licensed Services conducted prior to such termination (by way of example, fulfillment of Licensee’s obligations to Licensee customers involving the Licensed Services that accrued prior to termination). All provisions of this Agreement, other than the provisions of Section 2, shall remain in full force and effect notwithstanding the termination of the license.

9.3      Upon the termination of this Agreement, unless otherwise agreed to in writing or as expressly set forth herein, all rights of Licensee granted hereunder shall immediately cease and revert to Travelzoo without assignment, notice, or any other action on the part of Licensee or Travelzoo.

10.	NOTICES.

All notices, requests, and other communications hereunder shall be in writing and shall be personally delivered or sent by telecopy or other electronic facsimile transmission or by registered or certified mail, return receipt requested, postage prepaid, in each case to the respective address specified below, or such other address as may be specified in writing to the other party hereto:

Travelzoo:	Travelzoo, Inc. 590 Madison Avenue, 37th Floor New York, New York 10022 Attn: Chief Executive Officer

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Licensee:	Azzurro Capital Inc. _____________________ _____________________ _____________________
11.	MISCELLANEOUS PROVISIONS.

11.1    The licenses and all rights granted to the Licensee hereunder are personal in nature, and except as expressly permitted hereunder the Licensee shall not have the right to transfer or assign the License, this Agreement, or any of its rights, interests, or obligations hereunder, or any part hereof, without the prior written consent of Travelzoo, and any attempt by the Licensee to make an assignment not in accordance with this Section 11.1 shall be void ab initio.

11.2    In the event of any dispute hereunder, the parties shall use their reasonable efforts to resolve such dispute through discussions by their authorized representatives. Any dispute which is not so resolved within fifteen(15) calendar days after the start of such discussions (or such longer period as may be mutually agreed) shall be resolved by arbitration in accordance within the commercial arbitration rules of the American Arbitration Association (“AAA”). The arbitration proceedings, including the rendering of an award, shall take place in the Borough of Manhattan, New York, New York. The arbitration panel shall consist of three persons, one chosen by each of the parties, and the third chosen by such two arbitrators. If the first two arbitrators are unable to agree on the third arbitrator, the third arbitrator shall be appointed by the AAA. If either such party does not select an arbitrator within ten (10) days after a request for arbitration hereunder, the arbitrator chosen by the other shall act as the sole arbitrator. The arbitration proceedings shall be conducted in accordance with the International Arbitration Rules of AAA. The award of such arbitral tribunal shall be final. Judgment upon such award may be entered by the prevailing party in any court having jurisdiction. The award of the arbitral tribunal may be alternatively or cumulatively for monetary damages. The arbitral tribunal may issue interim awards and order any provisional measures which should be taken to preserve the respective rights of a party. The arbitral tribunal shall charge all costs and expenses of the arbitration, including the fees and expenses of the arbitral tribunal and any experts, to the non-prevailing party; provided that if the tribunal determines that there is not a prevailing party, such costs and expenses shall be allocated between the parties as the arbitral tribunal deems fair and reasonable taking into account the extent to which parties’ relative positions have prevailed.

11.3    Travelzoo shall have a complete and unrestricted right to transfer or assign its rights and interests in this Agreement to any domestic or foreign corporation or other business entity, provided, that such transferee agrees to be bound by all of the terms hereof. Travelzoo shall give written notice to Licensee within thirty (30) days of any such transfer or assignment.

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11.4    In the event a party breaches any material term of this Agreement, the other party shall be entitled to equitable relief by way of temporary and permanent injunction and such other and further relief as any court with jurisdiction may deem just and proper.

11.5    The interpretation and application of the provisions of this Agreement shall be governed by the laws of the State of New York, except such laws relating to conflicts of laws.

11.6    Neither party may waive or release any of its rights or interest in this Agreement except in writing. The failure of a party to assert a right hereunder or to insist on compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

11.7    In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of such provisions shall not be affected or impaired in any other jurisdiction, nor shall the remaining provisions contained herein in any way be affected or impaired thereby, unless Travelzoo determines such provision was material, in which case Travelzoo may terminate this Agreement.

11.8    The Licensee shall not represent itself as the agent or legal representative of Travelzoo for any purpose whatsoever and shall have no right to create or assume any obligation of any kind, express or implied, for or on behalf of Travelzoo in any way whatsoever. Travelzoo shall similarly not represent itself as the agent or legal representative of the Licensee. The relationship of Licensee and Travelzoo under this Agreement shall be solely that of independent contractors and nothing herein shall be construed to create or imply any relationship of employment, agency, joint venture, partnership or any relationship other than that of independent contractors.

11.9    This Agreement constitutes the entire agreement and understanding between the parties, and neither party shall be obligated by any condition, promise or representation other than those expressly stated herein or as may be subsequently agreed to by the parties hereto in writing.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives.

AZZURRO CAPITAL INC.	TRAVELZOO INC.

By:	_________________________	By:	_________________________
Wayne Lee
Chief Financial Officer

[SUBSIDIARIES]

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EXHIBIT B

HOSTING SERVICES AGREEMENT

This Hosting Services Agreement (this “Agreement”) is made and entered into as of the ____ day of ____________, 2009 (“Effective Date”), by and among: Travelzoo Inc., a Delaware corporation (“Host”), [New HK Co] and [New Japanese Co] (each a “Customer” and collectively, the “Customers”), (each being referred to individually as a “Party” and collectively as the “Parties”).

RECITALS

A.        Host and Customers have entered into those certain Asset Purchase Agreements dated as of September 30, 2009 (the “Purchase Agreements”) whereby Host agreed to sell and the Customers agreed to purchase substantially all of the assets and certain of the liabilities of Travelzoo (Asia Pacific) Limited (“TAPL”), Travelzoo K.K. (“TKK”) and their respective directly and indirectly owned subsidiaries. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreements.

B.        In connection with the Purchase Agreements, Host as licensor and the Customers as licensee, are contemporaneously entering into that certain License Agreement dated as of ______________, 2009 (the “IP License”) pursuant to which the Customers are granted, inter alia, a limited license to use the Licensed Software (as such term is defined in the IP License) only on and in connection with the provision, performance, advertising, marketing, offer for sale and sale of Licensed Services (as such term is defined in the IP License) and the performance of Licensed Business Processes (as such term is defined in the IP License), pursuant to the terms and conditions of the IP License and this Agreement.

C.         Host desires to host, transact, process, store, implement, operate, manage, maintain and provide access to the Licensed Software and to data files and content provided by Customer to Host (“Customer Content”) for use in connection with the provision, performance, advertising, marketing, offer for sale and sale of Licensed Services and the performance of Licensed Business Processes, such access to be provided via Internet protocol networks and VPN connections (“Host Platform”), as more fully described in Section 1 hereof (“Hosting Services”), and is willing to provide these Hosting Services to Customers on the terms and subject to the conditions set forth below.

D.         Customers wish to engage Host to provide Hosting Services subject to the terms and conditions specified in this Agreement.

NOW THEREFORE, in consideration of the mutual promises contained herein, the Parties, intending to be legally bound, agree as follows:

1.	Hosting Services.
1.1	Hosting Services.

(a)       For the term of this Agreement and subject to the provisions set forth in Section 2, Host agrees to provide Customers with electronic access to the Licensed Software and the Customer Content via the Host Platform and communications connectivity thereto, and to provide Customers’ authorized end users (“End Users”) access to the Host Platform and Customers Websites (defined below) via Internet protocol networks. The Licensed Software shall be stored on Host network facilities, infrastructure platforms, transmission and storage systems (“Host Server(s)”).

(b)       The Host Server(s) shall be maintained by Host and shall be located at Host’s facilities. Prior to locating the Host Servers for Customer’s Websites at a location other than that used by Host for its own website hosting, Host shall obtain the prior written approval of Customer, such approval not to be unreasonably conditioned, withheld or delayed. Host shall not be responsible for hosting any other software or performing any other services for Customers except as expressly provided herein or as otherwise mutually agreed upon in writing.

(c)       The Hosting Services may be supplemented upon the signed written mutual agreement of the Parties and such supplemental Hosting Services shall be outlined in an executed supplemental statement of work (“SOW”) and shall be governed by the terms and conditions of this Agreement. Host shall perform the services in connection with any change to the scope of the Hosting Services or any additional services upon the Parties’ agreement in writing to effect such change and the applicable fees paid and/or delivery schedule modified, as appropriate.

(d)       To the extent any software or other work product is created by or on behalf of Host pursuant to any such agreement, such software or other work product shall be owned exclusively by Host, except as provided in the IP License, and, if any such software is at any time thereafter used by Host in the provision of Hosting Services, such software shall be added to the Licensed Software under this Agreement and the IP License. Other additions and changes to Licensed Software shall be made and implemented as provided in the IP License.

(e)       Host shall in a professional manner consistent with recognized industry best practices, maintain, monitor, manage, and service a Web site for Customer at which Customer provides, performs, advertises, markets, offers for sale and sells Licensed Services and performs Licensed Business Processes at *.travelzoo.com, or such other URL of Customer as Customer may direct in a manner consistent with Host’s standards (“Customer’s Websites”), including but not limited to the provision of Upgrade Software and New Software (as such term is defined in the IP License);

(f)        Host shall in a professional manner consistent with recognized industry best practices, provide email distribution services for Customer in connection with Customer’s provision, performance, advertising, marketing, offer for sale and sale of Licensed Services or the performance of Licensed Business Processes;

(g)       Host shall in a professional manner consistent with recognized industry best practices, provide all online tools and database solutions that are needed by Customers to successfully perform the Licensed Business Processes;

(h)       Host shall in a professional manner consistent with recognized industry best practices, provide technical support of the Host Platform, the Host Server(s) to the extent the

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same shall be located at Host’s facilities, and the IT systems used by Customers to access the Host Platform and Host Server(s);

(i)        Host shall provide administrative support in connection with Customers’ accounts, reporting and invoicing.

Notwithstanding the foregoing, Host shall be obligated to provide such Hosting Services only to the extent such Hosting Services can be provided using the Licensed Software and any Customer Content. Host shall not be required to develop or modify any software in connection with the provision of Hosting Services except as provided in the IP License.

1.2	Availability of Services.

(a)       Subject to the terms and conditions of this Agreement, Host shall provide the Hosting Services and access to the Licensed Software and Customer Websites at service levels consistent with Host’s historic business practices and, to the extent such practices improve over such historic business practices, such improved practices, including without limitation, the data transmission capacity to and from the Host Platform and the Internet, operational memory and storage capacity of the Host Servers, data back-up procedures, back-up power availability, physical and electronic security controls, business continuity and disaster recovery plans by means of back up and recovery facilities and services, and environmental controls for Host Server areas.

(b)       Customer acknowledges that from time to time the Hosting Services may be inaccessible or inoperable due to (i) equipment malfunctions; (ii) periodic maintenance procedures or repairs which Host may undertake from time to time (such maintenance to be scheduled during off-peak hours in consultation with Customer); or (iii) causes beyond the control of Host or which are not reasonably foreseeable by Host, for example, interruption or failure of telecommunication or digital transmission links, including delays or failures due to Customer’s Internet service provider, hostile network attacks, network congestion or other failures. Due to such aforementioned circumstances, Customer acknowledges that Host does not have complete control over the stability and throughput speed of the Internet or the availability of Hosting Services on a continuous or uninterrupted basis. Customer further acknowledges that Host cannot guarantee Host Platform connectivity speeds utilizing VPN connections via the Internet.

(c)       For purposes of this Agreement, the Hosting Services shall be made available to Customer and the Customer Websites made available to End Users twenty-four (24) hours per day, seven (7) days per week except for periods of unavailability due to (i) scheduled maintenance and required repairs; and (ii) causes beyond the control of Host or which are not reasonably foreseeable by Host (“Availability”). In the event the Hosting Services are not Available due to causes other than: (i) scheduled maintenance and required repairs; or (ii) causes beyond the control of Host or which are not reasonably foreseeable by Host, Customers shall receive a credit (determined on a pro rata basis) against future Hosting Services for the period commencing from Customer’s notification to Host, pursuant to Section 9.5 of this Agreement, of such unavailability and until such time as the Availability of the Hosting Services has resumed. Customers shall not be entitled to a credit: (i) in the event that any loss or interruption of Hosting

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Services was caused by Customers or End Users, agents or other third-parties; or (ii) prior to Customer’s notification to Host of said loss or interruption. Subject to Customers’ rights under Section 6.2(c) below, each Customer understands and agrees that this Section sets forth Customer’s sole and exclusive remedy for any such loss or interruption of the Hosting Services.

(d)       Host will provide at least two (2) Host employees based in the Territory and deeply familiar and experienced with the Host Servers, Licensed Software and Host Platform who shall devote no less than 75% of their work effort to ensuring the delivery and availability of the Hosting Services at Host’s direction and consistent with this Agreement. Such Host employees shall perform such work in a diligent and workmanlike fashion and shall cause any third party contractors who perform services on their behalf, to perform such services in a diligent, workmanlike manner and to agree to abide by, and to cause their contractors to abide by, the applicable policies and procedures of Host as in effect from time to time and as communicated to Customers. Host agrees to cooperate with Customer in connection with resolving any reasonable complaint or dissatisfaction of Customer pertaining to the performance of such Host employees.

2.	Licenses Grants and Ownership Rights.

2.1       License of Customer Software. For the term of this Agreement Customer grants and Host hereby accepts a non-exclusive, non-transferable, terminable, royalty-free license allowing it to use, display, and reproduce the Customer Content solely on and in connection with the provision of Hosting Services hereunder.

2.2       Customer’s Rights to Access the Host Platform and Host Servers. For the term of this Agreement Host grants and Customer hereby accepts a non-exclusive right to access the Host Platform and Host Servers pursuant to the terms and conditions of this Agreement. For avoidance of doubt, the Parties acknowledge and agree that (i) the IP License sets forth the terms and conditions governing Customers’ license to use and rights with respect to the Licensed Software, the Licensed Business Processes the Licensed Marks, the Licensed Works, and the Licensed Trade Secrets (each as defined in the IP License), and (ii) in the case of any conflict between this Agreement and the IP License pertaining to Customers’ license and rights to the Licensed Software, the Licensed Business Processes the Licensed Marks, the Licensed Works, and the Licensed Trade Secrets, the IP License shall control.

2.3       Host Ownership Rights. In connection with performance of the Hosting Services and at the sole discretion of Host, Host may disclose and/or provide access to Customer, certain materials, as applicable, including computer software (in object code or source code form), data, access to, and use of, computer hardware, hypertext links, documentation or information developed or provided by Host or its suppliers under this Agreement, domain names, electronic mail addresses and other network addresses assigned to Customer, and other know-how, methodologies, equipment, and processes used by Host to provide the Hosting Services to Customers (“Host Materials”). The Licensed Software, Host Materials, the Host Server, the Host Platform and any and all information pertinent to the Hosting Services provided to Customers in the performance of this Agreement (including without limitation any and all modifications, upgrades, bug fixes, modules, additions, templates, corrections and/or new versions thereof), and all patents, copyrights, trade secret rights, and other intellectual property

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rights with respect to the Licensed Software, Host Materials, the Host Server(s) and the Host Platform shall remain the sole and exclusive property of Host, except as provided in the IP License, whether created by Host or third-parties or any other person or entity. Except as otherwise specified in this Agreement and subject to Customers’ rights under the IP License, each Customer shall not, and shall cause its employees or other third-parties receiving access to the Licensed Software, Host Materials, Host Server(s), Host Platform and/or Hosting Services not to: (i) disclose, copy, loan, distribute, license, market, lease or otherwise transfer to any third-party or to a different platform the same or any part thereof; (ii) modify, use for derivative works, decompile, reverse engineer, attempt to reconstruct or discover any underlying ideas, algorithms, file formats, architecture, or programming or interoperability interfaces, any database schema, tools enabling capabilities, operating structure, templates, or any files contained in or generated using the Host Materials, and/or Host Server(s), or otherwise attempt to discern the source code of the same or other underlying Confidential Information (as defined below); or (iii) possess a copy of the same. Under no circumstances shall the Licensed Software, Host Materials, Host Server(s), and/or Host Platform be deemed “works made for hire.”

2.4       Security. Customers shall be solely responsible for undertaking all necessary internal measures to ensure the confidentiality of Customer’s individual account and password or electronic key used to access the Licensed Software, Host Servers and Host Platform. If either Customer’s individual account and password or electronic key is lost, stolen or otherwise compromised, such Customer shall promptly notify Host, whereupon Host shall suspend access to the Customers Software and the Hosting Services by use of such individual account and password or electronic key and issue a replacement individual account and password or electronic key to Customer’s authorized representative. Each Customer and its authorized End Users are solely responsible for the security, confidentiality and integrity of all messages and content such Customer or any authorized End User receives, transmits through or stores on, through or via the Hosting Services or Host Server. Each Customer and its authorized End Users are solely responsible for any authorized or unauthorized access to any account or password issued to such Customer or any authorized End User by Host.

3.	Payment Terms.

3.1       Payment. Customers shall pay Host for the Hosting Services and in the amounts set forth in the Schedule A hereto (“Fees”), subject to any service level credits that Customers are entitled to hereunder. Host shall invoice Customers on a quarterly basis during the term of this Agreement for the Fees incurred as well as reasonable out-of-pocket expenses, if any, including, without limitation, expenses of Host contractors, travel, lodging, transportation, mileage, meals, telephone costs and similar such expenses incurred in the performance of the Hosting Services. Payment of Fees shall be made by Customers within thirty (30) days of the end of each quarter. Host expressly reserves the right to change its rates charged hereunder for the Hosting Services on an annual basis or as business needs otherwise dictate, subject to the limitation that Host is not permitted to increase its rates by more than 5.0% on an annual basis, by providing advance written notice of such changes at least one hundred twenty (120) days in advance of the effective time of such changes. Except as expressly set forth herein, it is understood and acknowledged that Host shall be treated the same as any other arms-length provider of services to the Customers.

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3.2       Taxes. Customers shall, in addition to the Fees required hereunder, pay all sales, use, transfer or other taxes, whether federal, state or local, however designated, which are levied or imposed by reason of the transaction contemplated hereby; excluding, however, income taxes on profits and property taxes which may be levied against Host. If a Customer claims exemption from any taxes resulting from this Agreement, such Customer shall provide Host with documentation required by the taxing authority to support such exemption.

3.3       Invoices. Customers agree that amounts of any undisputed and unpaid invoice shall accrue interest at one and one half percent (1.5%) per month. Failure of Customers to fully pay any undisputed Fees within thirty (30) of receipt by Customers of notice from Host of such late payment shall be deemed a material breach of this Agreement. Customers shall pay all costs of collection, including reasonable attorney’s fees and costs, in the event any invoice requires collection efforts.

4.	Warranties, Disclaimer and Indemnification.

4.1       Host Warranties. Host warrants to Customers that: (i) Host has the right and authority to enter into and perform its obligations under this Agreement; (ii) Host shall perform the Hosting Services and other applicable Host services, as specified in this Agreement and in any SOW issued hereunder, in a diligent and workmanlike manner; (iii) Host shall not interfere, disrupt or attempt to gain unauthorized access to the Customer Content; (iv) if the Hosting Services become unavailable to Customers or End Users, other than for scheduled maintenance, Host shall within one (1) hour from the earlier of becoming aware of such unavailability or notice from Customer, respond to such unavailability and shall diligently undertake efforts to remedy such unavailability; and (v) Host shall not knowingly disseminate or transmit any virus, Trojan horse or other malicious, harmful or disabling data, code or program. These warranties shall apply, provided that Customers have made no change in the Host Platform or Host Server without the express written consent of Host.

4.2       Disclaimer of Warranty. EXCEPT AS EXPRESSLY STATED AT SECTION 4.1 OF THIS AGREEMENT, HOST MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, NONINFRINGEMENT AND/OR FITNESS FOR A PARTICULAR PURPOSE, CONCERNING ANY SUBJECT MATTER OF THIS AGREEMENT. FURTHER, HOST DOES NOT, EXCEPT AS EXPRESSLY STATED AT SECTION 4.1 OF THIS AGREEMENT, WARRANT, GUARANTEE, OR MAKE ANY REPRESENTATIONS REGARDING THE USE OR THE RESULTS OF THE USE OF THE HOSTING SERVICES, LICENSED SOFTWARE, AND/OR CUSTOMER CONTENT IN TERMS OF CORRECTNESS, ACCURACY, ACCESSIBILITY, RELIABILITY, OR OTHERWISE. CUSTOMERS ASSUME SOLE RESPONSIBILITY FOR THEIR AND THEIR END USERS’ USE OF THE HOSTING SERVICES, LICENSED SOFTWARE, AND/OR CUSTOMER CONTENT TO ACHIEVE CUSTOMERS’ INTENDED RESULTS AND THE RESULTS ACTUALLY OBTAINED FROM THE USE OF THE HOSTING SERVICES. HOST DOES NOT WARRANT THAT THE HOSTING SERVICES, LICENSED SOFTWARE, AND/OR CUSTOMER CONTENT WILL BE UNINTERRUPTED OR ERROR FREE NOR IS HOST LIABLE FOR THE INABILITY TO ACCESS THE INTERNET INCLUDING, WITHOUT LIMITATION, CUSTOMERS’ OR CUSTOMERS END USERS’ USE OR INABILITY TO

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USE THE HOSTING SERVICES, LICENSED SOFTWARE, AND/OR CUSTOMER CONTENT, ANY CHANGES THERETO, UNAUTHORIZED ACCESS TO OR ALTERATION OF ANY CUSTOMER OR CUSTOMER END USER TRANSMISSION OR DATA, ANY MATERIAL OR DATA SENT OR RECEIVED OR NOT SENT OR RECEIVED OR ANY TRANSACTION OR AGREEMENT ENTERED INTO THROUGH THE SERVICES OR USE OF THE HOSTING SERVICES, LICENSED SOFTWARE AND/OR CUSTOMER CONTENT. THE LIMITED WARRANTY CONTAINED HEREIN, BUT NOT THE EXCLUSIONS AND WAIVERS OF WARRANTIES CONTAINED HEREIN, SHALL TERMINATE AND BECOME NULL AND VOID TO THE EXTENT THAT ANY BREACH OF SUCH WARRANTY ARISES FROM THIRD-PARTY PRODUCTS OR THIRD-PARTY SOFTWARE OR OTHER ITEMS OR SERVICES PROVIDED BY ANY PERSONS OR ENTITIES OTHER THAN HOST. CUSTOMERS FURTHER UNDERSTAND AND AGREE THAT CUSTOMERS AND CUSTOMER END USERS SHALL LOOK SOLELY TO THE MANUFACTURER OF ANY THIRD-PARTY PRODUCTS OR THIRD-PARTY SOFTWARE PURCHASED OR USED BY CUSTOMERS AND CUSTOMER END USERS IN CONJUNCTION WITH THE HOSTING SERVICES AND/OR CUSTOMER CONTENT SURROUNDING ANY CLAIM THAT SUCH THIRD-PARTY PRODUCT OR THIRD-PARTY SOFTWARE IS DEFECTIVE OR INFRINGES ANY THIRD-PARTY INTELLECTUAL PROPERTY RIGHT.

4.3       Customer Warranties. Each Customer represents and warrants to Host that: (i) such Customer has the power and authority to enter into and perform its obligations under this Agreement; (ii) Customer Content (for avoidance doubt, Customer Content does not include any Licensed Software, Licensed Business Processes, Licensed Marks, Licensed Works, nor the Licensed Trade Secrets) does not and shall not contain any content, materials, data, work, trade or service mark, trade name, link, advertising or services that actually or potentially violate any applicable law or regulation or infringe or misappropriate any proprietary, intellectual property, contract, moral, tort or privacy rights of any third-party; and (iii) such Customer owns the Customer Content and all proprietary or intellectual property rights therein or has express written authorization from the owner, to copy, host, display, configure, and perform (directly or indirectly), set configuration parameters of, transfer from one medium or server to another, and transmit on and via the Host Platform and Host Server the Customer Content. Further, each Customer agrees that such Customer and End Users shall be solely responsible for any and all acts and omissions that occur under any account or password issued to such Customer and/or End Users, agents, contractors or employees in connection with the Hosting Services, including any unacceptable use of the Customer Content or Hosting Services, which includes, without limitation: (1) disseminating or transmitting unsolicited messages, chain letters or unsolicited commercial email; (2) disseminating or transmitting any material that, to a reasonable person may be abusive, obscene, pornographic, defamatory, harassing, grossly offensive, vulgar, threatening or malicious; (3) disseminating or transmitting files, graphics, software or other material, data or work that actually or potentially infringes the copyright, trademark, patent, trade secret or other intellectual property right of any person (for avoidance doubt, not including any Licensed Software, Licensed Business Processes, Licensed Marks, Licensed Works, nor Licensed Trade Secrets); (4) creating a false identity or otherwise attempting to mislead any person as to the identity, source or origin of any communication; (5) exporting, re-exporting or permitting downloading of any message or content in violation of any export or import law, regulation or restriction of the United States and its agencies or authorities, or without all

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required approvals, licenses and/or exemptions; (6) interfering, disrupting or attempting to gain unauthorized access to any computer system, server, network or account for which Customers do not have authorization to access or at a level exceeding Customers’ authorization; (7) disseminating or transmitting any virus, Trojan horse or other malicious, harmful or disabling data, work, code or program; or (8) engaging in any other activity deemed by Host to be in conflict with the spirit or intent of this Agreement or any Host policy provided to Customers.

4.4       Host’s Indemnification. Host agrees to indemnify, jointly and severally, defend, and hold harmless Customer, its directors, officers, employees and agents, and defend any action brought against same with respect to any claim, demand, cause of action, debt or liability, including reasonable attorneys’ fees, to the extent that such action is based upon, arises out of, or is related to a claim that: (i) if true, would constitute Host’s breach of its representations, warranties, or agreements hereunder; (ii) arises out of the negligence or willful misconduct of Host; or (iii) an unauthorized use of the Customer Content by Host, and provided that Customers furnish to Host information reasonably available to Customers for such defense.

4.5       Customer’s Indemnification. Customers agree to indemnify, jointly and severally, defend, and hold harmless Host, its directors, officers, employees and agents, and defend any action brought against same with respect to any claim, demand, cause of action, debt or liability, including reasonable attorneys’ fees, to the extent that such action is based upon a claim that: (i) if true, would constitute a breach of any of Customer’s representations, warranties, or agreements hereunder; (ii) arises out of the negligence or willful misconduct of Customer; (iii) any of the Customer Content to be provided by Customers hereunder or other material included in the Customer Content infringes or violates any right of third-parties, including, without limitation, rights of publicity, rights of privacy, patents, copyrights, trademarks, trade secrets and/or licenses (for avoidance doubt, not including any Licensed Software, Licensed Business Processes, Licensed Marks, Licensed Works, nor Licensed Trade Secrets); or (iv) if true, would constitute any unacceptable use of the Hosting Services or Customer Content including, without limitation, any statement, data or content made, transmitted, copied or republished by Customers or any End Users and any and all claims or actions by Customers or any End Users against Host. Customers expressly agree to indemnify, jointly and severally, and hold Host harmless for any actions taken by Host pursuant to notification by a third-party of infringement of the rights of a third-party by Customer related to Customer Content where Host has notified Customer of such third party claim and Customer fails to take reasonably sufficient action to defend Host against such claim by such third party against Host.

5.         Exclusive Remedy and Limitation of Liability. Subject to Section 6.2(c), except for Host’s indemnification obligations set forth in Section 4.4 and subject to Section 1.2 above, Customer’s exclusive remedy and Host’s entire liability for any breach of this Agreement shall be for Host to use all commercially reasonable efforts to cause the Hosting Services and/or other applicable Host services described in the SOW to comply with the foregoing warranties. In the event Host determines, in Host’s sole discretion, that modification of the Hosting Services and/or Host Platform or Host Server cannot be provided within a reasonable time after notification of such nonconformity by Customer, Customers may terminate this Agreement and Customers shall receive a refund of the Fees paid to Host for the nonconforming Hosting Services. IN NO EVENT SHALL HOST HAVE ANY LIABILITY TO CUSTOMERS OR CUSTOMER END USERS OR ANY OTHER PERSON FOR ANY INDIRECT, INCIDENTAL,

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CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING LOSS OF PROFIT OR GOODWILL OR PERSONAL INJURIES FOR ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ITS SUBJECT MATTER, WHETHER SUCH LIABILITY IS ASSERTED ON THE BASIS OF CONTRACT, TORT OR OTHERWISE, EVEN IF CUSTOMERS HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

6.	Term and Termination.

6.1       Term. This Agreement shall commence on the Effective Date and shall remain in effect for one (1) year, unless earlier terminated pursuant to this Section 6 (“Initial Term”). This Agreement shall automatically be renewed for additional one (1) year terms (“Renewal Term”) unless earlier terminated pursuant this Section 6 of the Agreement.

6.2	Termination. This Agreement may be terminated as follows:

(a)       For Convenience.The Customers, on the one hand, or Host, on the other hand, may terminate this Agreement with or without cause upon one hundred twenty (120) days prior written notice to the other Parties. In the event Customers elect to terminate the Agreement under this Section 6.2 without cause, Customers shall remit payment for all Hosting Services performed through the effective date of termination. Host shall be entitled to retain any Customer Content until full payment is made by Customer.

(b)       For Cause. The Customers may terminate this Agreement upon thirty (30) days prior written notice for a material breach of this Agreement, provided that Host fails to cure such breach within thirty (30) days of its receipt of such notice by the non-breaching Party.

(c)       Persistent Failure of Hosting Services. Customers may terminate this Agreement for cause as a result of persistent, non-critical failures of the Hosting Services that are of the same or similar nature and such failures cause a material impediment to use of the Hosting Services as contemplated by this Agreement, regardless of whether all of such non-critical failures are cured in each instance within the timelines set forth herein; provided, that such persistent, non-critical failures do not include reasonably expected operational issues which would be normally expected to occur in the provision of the Hosting Services and which do not cause a material impediment to use of the Hosting Services as contemplated by this Agreement.

(d)       For Insolvency. The Customers, on the one hand, or Host, on the other hand, may immediately terminate this Agreement, without notice, in the event the other Party is subject to a voluntary or involuntary filing of a bankruptcy petition or similar proceeding under state law or makes any assignment for the benefit of its creditors or is subject to the appointment of a receiver.

(e)       Limited Termination Remedy. Due to the critical nature of the Hosting Services to Customers, with respect to a breach of this Agreement by Customers other than the failure to pay Fees that are not the subject of a good faith dispute by Customers, Host agrees that the sole and exclusive remedy of Host shall be to seek specific performance or money damages.

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6.3       Rights Upon Termination.In the event this Agreement is terminated for any reason other than a breach by Host, Customers shall pay Host for all Hosting Services performed up to and including the date of such termination. Subject to this Section 6, upon the termination or expiration of this Agreement, Host’s access to the Customer Content shall immediately cease and Host shall return all Customer Content to Customers and erase and remove all copies of all Customer Content from any computer equipment and media in Host’s possession, custody or control. Upon any termination or expiration of this Agreement, Customers shall return, at the written request of Host, all documents and other materials in its control containing Host Proprietary Information (as defined herein), except as otherwise agreed in writing by the Parties. Customers’ rights, if any, in and to the Licensed Software after termination of this Agreement shall be as set forth in the IP License.

7.	Confidentiality.

7.1       Each party (a “Receiving Party”) recognizes that, in connection with this Agreement, it will receive access to business, technical, and financial information from the other party (the “Disclosing Party”) which the Disclosing Party deems to be confidential, proprietary, or a trade secret.

7.2       For purposes of this Agreement, “Confidential Information” means all such information, whether written or oral, which is designated by a Disclosing Party as “Confidential” or which is proprietary or confidential in nature including, without limitation, data and information about product and technical specifications, processes, Host Materials, Customer Content, systems, business methods, designs, conversions, procedures, formulations, business and marketing plans, customers, contractors, and subcontractors names, expertise of employees and consultants, know-how, ideas, inventions (whether subject to patent, copyright, or trademark protection or not), intellectual property, computer programs (whether in object, source, or other code), design concepts, financial data, customer and product development plans, forecasts, strategies, analytics, concepts, letters of intent and contracts, customer lists, and all other information relating to, reflecting upon, or concerning the Disclosing Party.

7.3       The Receiving Party acknowledges that all Confidential Information of the Disclosing Party is proprietary and a valuable trade secret of the Disclosing Party, and that any disclosure or unauthorized use of Confidential Information will cause the Disclosing Party irreparable harm and loss. The Receiving Party agrees that neither it nor any others associated with or used by it in the performance of this Agreement shall use the Confidential Information of the Disclosing Party for itself or others or disclose any Confidential Information of the Disclosing Party to others, except with those of its employees, personnel, authorized professional advisors and agents who have a need for such access in connection with this Agreement and who have been notified of the confidential nature of the information and of the parties’ obligations under this Agreement, without first obtaining the prior written consent of the Disclosing Party.

7.4       The Receiving Party shall: (a) use Confidential Information of the Disclosing Party for the sole and limited purpose of exercising its rights and performing its obligations hereunder; and (b) return all such Confidential Information, including copies or other written, physical, or electronic embodiments of, or containing, such Confidential Information (including any studies, analyses, compilations or other materials prepared in whole or in part based on such

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Confidential Information) to the Disclosing Party immediately upon the termination of this Agreement.

7.5       This Agreement shall not affect the Receiving Party’s rights to use or disclose information which it first proves, to the Disclosing Party’s reasonable satisfaction:

(a)       is in the public domain through no wrongful act of itself prior to the date of its disclosure to the Receiving Party;

(b)       was in the Receiving Party’s possession, on a non-confidential basis, prior to disclosure to the Receiving Party (as evidenced by written records); provided, that Confidential Information transferred to the Customer pursuant to the Purchase Agreements shall be deemed to be Confidential Information of Licensee, and shall be deemed not to have been previously known to Host and its affiliates);

(c)       has become part of the public domain by publication or otherwise not due to any unauthorized act or omission on the part of the Receiving Party;

(d)       was independently developed by the Receiving Party without reference to or reliance upon the Confidential Information of the Disclosing Party (as evidenced by written records); or

(e)       was disclosed to the Receiving Party on a non-confidential basis by a third party having a lawful right to do so prior to disclosure of such information to the Receiving Party by the Disclosing Party (as evidenced by written records).

7.6       Compelled Disclosure. If a Receiving Party, or its representatives, is compelled to disclose Confidential Information of the Disclosing Party governmental or judicial process, the Receiving Party agrees to promptly provide the Disclosing Party with written notice of such requirement to allow sufficient time for the Disclosing Party to apply for judicial review of such compelled disclosure, or an appropriate protective order to retain the confidentiality of such information.

7.7       Equitable Remedies. The Parties acknowledge and agree that there is no adequate remedy at law for a breach of this Section 7, that such a breach would irreparably harm the Parties, and that the Parties shall, in the event of such a breach, be entitled to equitable relief, including, without limitation, injunctive relief, without the posting of any bond, in addition to any other remedies.

8.         Audit. Host shall have the right to access and inspect Customer’s books and records related to the use of the Hosting Services and the Customer Content to the extent it is reasonable to verify compliance with the terms of this Agreement. Such inspection by Host may only be conducted in a manner that does not unreasonably interfere with Customers’ business operations and shall be at Host’s sole cost and expense.

9.	General.

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9.1       Independent Contractors.The Parties and their respective personnel, are and shall be independent contractors and neither Party by virtue of this Agreement shall have any right, power or authority to act or create any obligation, express or implied, on behalf of the other Party. Nothing in this Agreement shall be deemed or construed to create a joint venture, partnership or agency relationship between the Parties for any purpose.

9.2       Assignment. Neither Party may assign any of its rights, duties or obligations under this Agreement to any person or entity, in whole or in part, without the prior written consent of the other Party; provided:

(a)       If there is a sale or other transfer of all or substantially all of the Acquired Assets (as defined in the IP License) of one or more Customer entities to a single buyer, then with the prior written consent of Host, which consent shall not be unreasonably withheld, delayed, or conditioned, Customer may assign its rights under this Agreement to such party. Host’s withholding, delaying or conditioning of consent shall be deemed unreasonable with respect to any such proposed buyer who (i) executes an agreement in a form reasonably acceptable to Host (such acceptance to be established by Host’s prior, written approval of such form) pursuant to which it agrees to comply with and be bound by all terms and conditions of this Agreement, and (ii) is not a competitor of Host outside of the Territory.

(b)       If there is a sale or other transfer of all or substantially all of the Acquired Assets of a Customer entity to an affiliate of Customer, then without the prior written consent of Host, such Customer entity may assign its rights under this Agreement to such affiliate.

(c)       Nothing herein shall prevent a Customer entity from conducting a public offering and maintaining its license and other rights hereunder.

(d)       This Agreement may be assigned by Host in the event that all, or substantially all, of the assets of Host are acquired either by sale or merger.

9.3       Waiver.No waiver of any provision hereof or of any right or remedy hereunder shall be effective unless in writing and signed by the Party against whom such waiver is sought to be enforced. No delay in exercising, no course of dealing with respect to, or no partial exercise of any right or remedy hereunder shall constitute a waiver of any other right or remedy, or future exercise thereof.

9.4       Severability.If any provision of this Agreement shall be adjudged by any court of competent jurisdiction to be unenforceable or invalid, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

9.5       Notice.Any notice, report, approval or consent required or permitted hereunder shall be in writing and will be deemed to have been duly given if delivered personally or by a verifiable e-mail, facsimile, or by first-class, registered or certified US mail, postage prepaid, or by nationally recognized overnight courier with tracking capabilities, to the respective addresses of the Parties set forth below:

If to Host:

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Travelzoo Inc.

590 Madison Avenue, 37th Floor

New York, New York 10022

Telephone: (212) 484-4900

Attn: [Holger Bartel, CEO]

With a copy to:

[______________]

[______________]

[______________]

Attn:

If to Customer:

[______________]

[______________]

[______________]

Attn:

With a copy to:

[______________]

[______________]

[______________]

Attn:

9.6       Amendment.No amendment, change, waiver, or discharge hereof shall be valid unless in writing and signed by the Parties.

9.7       Choice of Law.This Agreement shall be governed by and construed in accordance with the law of the State of New York, without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of New York.

9.8       Arbitration. In the event of any dispute hereunder, the Parties shall use their reasonable efforts to resolve such dispute through discussions by their authorized representatives. Any dispute which is not so resolved within fifteen (15) calendar days after the start of such discussions (or such longer period as may be mutually agreed) shall be resolved by arbitration in accordance within the commercial arbitration rules of the American Arbitration Association (“AAA”). The arbitration proceedings, including the rendering of an award, shall take place in the Borough of Manhattan, New York, New York. The arbitration panel shall consist of three persons, one chosen by each of the Parties, and the third chosen by such two arbitrators. If the first two arbitrators are unable to agree on the third arbitrator, the third arbitrator shall be appointed by the AAA. If either such Party does not select an arbitrator within ten (10) days after a request for arbitration hereunder, the arbitrator chosen by the other shall act as the sole arbitrator. The arbitration proceedings shall be conducted in accordance with the International Arbitration Rules of AAA. The award of such arbitral tribunal shall be final. Judgment upon

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such award may be entered by the prevailing Party in any court having jurisdiction. The award of the arbitral tribunal may be alternatively or cumulatively for monetary damages. The arbitral tribunal may issue interim awards and order any provisional measures which should be taken to preserve the respective rights of a Party. The arbitral tribunal shall charge all costs and expenses of the arbitration, including the fees and expenses of the arbitral tribunal and any experts, to the non-prevailing Party; provided that if the tribunal determines that there is not a prevailing Party, such costs and expenses shall be allocated between the Parties as the arbitral tribunal deems fair and reasonable taking into account the extent to which Parties’ relative positions have prevailed.

9.9       Force Majeure. If the performance of any part of this Agreement by either Party is prevented, hindered, delayed or otherwise made impracticable by reason of any flood, riot, fire, judicial or governmental action, labor disputes, act of God or any other causes beyond the control of either Party, that Party shall be excused from such to the extent that it is prevented, hindered or delayed by such causes.

9.10     Entire Agreement.This Agreement, together with the Schedules and applicable SOWs, which are incorporated by reference, constitutes the complete and exclusive statement of all mutual understandings between the Parties with respect to the subject matter hereof, superseding all prior or contemporaneous proposals, communications and understandings, oral or written.

9.11     Equitable Relief. The Parties agree that a material breach of this Agreement shall adversely affect the Parties’ proprietary rights and would cause irreparable injury to the Parties for which monetary damages may not be an adequate remedy. Accordingly, the Parties’ shall be entitled to equitable relief in addition to any remedies it may have hereunder at law.

9.12     Captions.Section numbers and captions are provided for convenience of reference, do not constitute a part of this Agreement, and are not to be considered in the interpretation of this Agreement.

9.13     No Third-Party Beneficiaries.The Parties agree and acknowledge that no end user has or shall have any rights as a third-party beneficiary or otherwise arising from or relating to this Agreement.

9.14     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document.

9.15     Survival.The following provisions of this Agreement shall survive its termination or expiration, in addition to any other provisions that, by their content, are intended to survive the performance, termination, or cancellation of this Agreement: Sections 2.3, 4, 5, 6.3, 7, 8 and such Subsections of this Section 9, as are necessary to give meaning and effect to the foregoing Sections.

[The remainder of the page intentionally left blank; signature page follows.]

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IN WITNESS WHEREOF, the Parties, by their duly authorized representatives, have executed this Agreement as of the date first written above.

HOST:

TRAVELZOO INC.

By:__________________________

Name:

Title:

CUSTOMER:

[NEWCO]

By:__________________________

Name:

Title:

1

Schedule A

Fees

2

EXHIBIT C

REFERRAL AGREEMENT

This Referral Agreement (the “Agreement”) is entered into as of September ___, 2009, is by and among Travelzoo Inc., a Delaware corporation (including its Affiliates, “Travelzoo”), [__________], a company organized under the laws of Hong Kong (“NewCo HK”), and Travelzoo Japan K.K., a kabushiki kaisha organized under the laws of Japan (“NewCo Japan” and, together with NewCo HK, and including their Affiliates, the “Operating Companies”). Capitalized terms not otherwise defined herein shall have the meanings given in the Purchase Agreements (as defined below).

The parties hereto agree as follows:

1.	Definitions. The following definitions shall apply to this Agreement:

(a) “Advertiser” means each business entity referred by a party to the other party hereunder.

(b) “Gross Revenue” means the gross amount of revenue received by a party in respect of a Qualified Insertion Order, without any deductions for taxes, overhead, commissions, etc.

(c) “Publishing Fee” means the amount to be paid to the Publishing Party by the Referring Party for a Qualified Referral as specified in Section 3 hereof.

(d)	“Publishing Party” means a party which publishes a Qualified Insertion Order.

(e) “Purchase Agreements” means that certain (i) Asset Purchase Agreement between Travelzoo (Asia Pacific) Limited, NewCo HK and Azzurro Capital Inc. (“Azzurro”), dated as of September ____, 2009 and (ii) Asset Purchase Agreement between Travelzoo K.K., NewCo Japan and Azzurro, dated as of September ____, 2009.

(f)  “Qualified Insertion Order” means an agreement, oral or in writing, between a party and an Advertiser for the sale of advertising space, including, without limitation, on the other party’s Qualifying Web Sites or in the other party’s e-mail newsletters or other electronic media which is actually published by the other party.

(g)  “Qualified Referral” means each Advertiser as to which at the time of the signing of a Qualified Insertion Order the Publishing Party had no preexisting relationship as a prospect or advertiser, either directly or indirectly.

(h)	“Qualifying Web Sites” means any web site other than fly.com.

(i)   “Referring Party” means a party which signs an Advertiser to a Qualified Insertion Order.

2.	Responsibilities and Rights of Parties.

(a) Subject to the terms and conditions of this Agreement, each party hereby appoints the other party, and each party hereby accepts such appointment, as the other party’s non-exclusive provider of referral of Advertisers. Each party may enter into insertion orders with Advertisers which orders such party may be prohibited from publishing (e.g., as a result of the territorial restrictions set forth in the Purchase Agreements or the License Agreement) and the other party, in its sole discretion, shall determine whether to publish such insertion orders. Each party agrees to use reasonable efforts to provide such referrals in a diligent, efficient and professional manner.

(b) This Agreement is non-exclusive. Without limiting the generality of the foregoing, but in any event subject to the terms of the License Agreement, each party acknowledges that nothing in this Agreement shall prevent or limit the other party from marketing and selling advertising space or any other product or service or from entering into insertion orders, in whole or in part, directly or indirectly, to any prospective customers or from appointing sales and marketing representatives, without liability to the other party hereto.

(c) Neither party shall have the authority under this Agreement to make any commitments or agreements or incur any liabilities whatsoever on behalf of the other party, nor shall either party be liable for any acts, omissions to act, contracts, commitments, promises or representations made by the other party, except as specifically authorized under this Agreement, or as authorized in writing.

3.	Payment.

(a) The Publishing Party shall be entitled to a Publishing Fee calculated as (i) 20% of the Publishing Party’s advertising rates per the published rate card for Qualified Referrals with respect to advertising space inserted in the Publishing Party’s Qualifying Web sites or Top 20 or Newsflash e-mails or similar publications; (ii) 50% of the Publishing Party’s advertising rates per the published rate card for advertising space inserted in the Publishing Party’s Destination of the Week, multi-territory package promotions or similar promotions, and (iii) 80% of such Gross Revenue for advertisements in SuperSearch or for advertisements that are otherwise sold under a cost-per-click (“CPC”) agreement.

(b) The determination as to such Publishing Fee generated from Qualified Referrals with respect to (i) and (ii) above shall be made by the Publishing Party and with respect to (iii) above, by the Referring Party, each in good faith. In the case of Gross Revenue reflected in interim quarterly reports, such Publishing Fee shall be subject to adjustment upon completion of the applicable year-end audit. If such year-end adjustments show that there has been an overpayment or underpayment of Publishing Fees by either party, a corresponding adjustment shall be made in the next payments of Publishing Fees due hereunder. At the end of each calendar year quarter, each party shall deliver to the other party a schedule showing the calculation of the

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applicable Publishing Fees determined by such party during such quarter, containing such information as may be reasonably necessary to allow the other party to verify the accuracy of such calculation of the related Publishing Fees

(c) Payment of Publishing Fees for each calendar quarter shall be made within 30 days of the end of such quarter. If the parties so elect, they may make arrangements for a single payment to be made between the parties in the net amount due hereunder in respect of any calendar quarter. Payments due under this Agreement shall, if not paid when due, bear interest at the lower of 1.5% or the highest rate permitted by law.

(d) Either the Operating Companies or Travelzoo may, through a recognized independent certified public accounting firm designated by such party (subject to execution of a reasonable non-disclosure agreement by such accounting firm), upon reasonable notice and during normal business hours, not more than once per calendar quarter, to inspect the books, records and other materials of the other party relating to the Qualified Insertion Orders, Gross Revenue and Publishing Fees referred to herein. In the event the audit reveals an underpayment of Publishing Fees based on the records of the party so inspected hereunder, such party will promptly pay the other party the amount of such underpayment. If the amount of such underpayment shall exceed 5% of the amounts due in the period subject to such review, the party making the underpayment shall reimburse the other party for its reasonable expenses incurred in connection with such inspection.

(e) Any dispute as to any payment matter shall be resolved pursuant to Section 14 hereof.

4.	Term and Termination.

(a) This Agreement shall commence on the Effective Date and shall remain in effect for [one] year, unless earlier terminated pursuant to this Section 4 (“Initial Term”). This Agreement shall automatically be renewed for additional [one] year terms (“Renewal Term”) unless earlier terminated pursuant this Section 4.

(b)	This Agreement may be terminated as follows:

(i)  Any party may terminate this Agreement with or without cause upon 120 days’ prior written notice to the other parties. In the event a party elects to terminate this Agreement without cause, the Publishing Party shall be entitled to receive payment of Publishing Fees in respect of each Qualified Referral which was referred prior to the date of such notice of termination, for the full term of the applicable Qualified Insertion Order.

(ii) Any party may terminate this Agreement upon thirty (30) days’ prior written notice for a material breach of this Agreement, provided that the breaching party fails to cure such breach within thirty (30) days of its receipt of such notice by the non-breaching party. Any party may terminate this Agreement in the event the other

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party fails to timely pay the applicable Publishing Fees due and owing under this Agreement.

(c) Upon expiration or termination of this Agreement, (i) the Operating Companies and Travelzoo shall immediately discontinue all representations or statements from which it might be inferred that any relationship exists between them, (ii) the Operating Companies and Travelzoo agree not to act in any way to damage the reputation of the other’s products or services, and (iii) each party shall cease to promote, solicit, or procure orders for any insertion orders to be published by the other party. A party’s publishing of Qualified Insertion Order after termination of this Agreement shall not be construed as a renewal or extension of this Agreement, or as a waiver of the right to terminate or of any other matter or right and, subject to the terms of the License Agreement, each of the parties shall have the right after the termination of this Agreement to deal with, and solicit orders from, any and all persons and entities, including referred Advertisers or potential referred Advertisers, who dealt with or were referred by the Referring Party, without any liability of any kind to the Referring Party.

5.	Confidential Information.

(a) In connection with the referral services hereunder, Travelzoo, on the one hand, and the Operating Companies, on the other hand, may acquire from the other, or may develop, certain Confidential Information, as defined below.

(b) Each party receiving Confidential Information hereunder (the “Recipient”) acknowledges the economic value of the Confidential Information to the other party (the “Disclosing Party”) , and agrees that the Recipient shall:

(i)  use the Confidential Information only for the purpose of performing or receiving referral services hereunder;

(ii) not disclose any Confidential Information to any person, or discuss Confidential Information with any other person, except with those of its employees, personnel, authorized professional advisors and agents who have a need for such access in connection with this Agreement and who have been notified of the confidential nature of the information and of the parties’ obligations under this Agreement; and

(iii)not make or retain any copies of any of the Confidential Information following the termination of this Agreement.

(c) "Confidential Information" means any information or data disclosed to the Recipient by the Disclosing Party or any of its employees or representatives, including business plans and processes, website designs, specifications, models, source code, object code, documentation, diagrams, flow charts, marketing and development plans, financial information, member and customer lists, and other similar information that is proprietary to and confidential information of the Disclosing Party, and all copies, descriptions and summaries thereof, whether created by the Disclosing Party, the

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Recipient or any other party, and whether provided in tangible form or other media, orally or otherwise.

(d) The confidentiality obligations of Section 5 shall not apply to any Confidential Information which the Recipient can demonstrate:

(i)  becomes available to the public through no breach of this Agreement;

(ii) was previously known by the Recipient without any obligation to hold it in confidence (provided, that Confidential Information transferred to the Operating Companies or their Affiliates pursuant to the Purchase Agreements shall be deemed to be Confidential Information of the Operating Companies and their Affiliates, and shall be deemed not to have been previously known to Travelzoo and its Affiliates);

(iii) is received from a third party free to disclose such information without restriction;

(iv)is independently developed by the Recipient without the use of Confidential Information of the Disclosing Party;

(v) is required by law or regulation to be disclosed, but only to the extent and for the purposes of such required disclosure; or

(vi) is disclosed in response to a valid order of a court or other governmental body, but only to the extent of and for the purposes of such order, and only if the Recipient first notifies the Disclosing Party of the order and permits the Disclosing Party to seek an appropriate protective order.

(e) The restrictions of this Section shall not be deemed to affect of limit the rights granted to the Operating Companies under the License Agreement, dated as of this date, among Travelzoo, the Operating Companies and Azzurro Capital Inc.

6.        Amendment. This Agreement may be amended, modified, or supplemented only by a writing signed by Travelzoo and the Operating Companies.

7.        Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be delivered by hand, by facsimile, or by first-class mail, postage prepaid, bearing the address set forth below, or such other address as the parties shall have furnished to each other in writing:

If to the Operating Companies:

_____________________

_____________________

_____________________

Telephone:

Fax:

Attention:

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With a copy to:

Daniel J. Godar

Armstrong Teasdale LLP

One Metropolitan Square

211 North Broadway

St. Louis, Missouri 63102

Telephone: (314) 342-8003

Fax: (314) 612-2249

If to Travelzoo:

Travelzoo Inc.

590 Madison Avenue, 37th Floor

New York, New York 10022

Attention: Holger Bartel, CEO

Telephone: (212) 484-4900

With a copy to:

Bryan Cave LLP

One Metropolitan Square

211 North Broadway, Suite 3600

St. Louis, Missouri 63102

Telephone: (314) 259-2000

Fax: (314) 259-2020

Attention: Denis P. McCusker

8.        Waivers. No delay or omission to exercise any right, power or remedy accruing to Travelzoo or The Operating Companies upon any breach or default by the other shall impair any such right, power or remedy of Travelzoo or The Operating Companies, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of Travelzoo or The Operating Companies of any breach or default under this Agreement, or any waiver on the part of Travelzoo or The Operating Companies of any provisions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in writing. All remedies, either under this Agreement, or by law or otherwise afforded to Travelzoo or The Operating Companies, shall be cumulative and without prejudice to any other rights or remedies at law or in equity.

9.  Relationship of the Parties. Travelzoo and The Operating Companies shall for all purposes be considered independent contractors with respect to each other, and neither

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shall be considered an employee, employer, agent, principal, partner or joint venturer of the other.

10.Successors and Assigns; Assignment Neither the Operating Companies, on the one hand, nor Travelzoo, on the other hand, may assign any of its rights, duties or obligations under this Agreement to any person or entity, in whole or in part, without the prior written consent of the other party. Subject to the foregoing, this Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon Travelzoo, The Operating Companies and their respective successors and permitted assigns.

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11.Counterparts. This Agreement may be simultaneously executed in multiple counterparts, and in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

12.Entire Agreement. This Agreement constitutes the entire understanding and agreement between Travelzoo and the Operating Companies with regard to the subject matter hereof and supersedes all prior agreements and understandings between Travelzoo and the Operating Companies (both oral and written) with respect to the subject matter hereof.

13.Applicable Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York applicable to contracts to be carried out wholly within such state, without reference to its choice of law rules.

14.Arbitration. In the event of any dispute hereunder, the parties shall use their reasonable efforts to resolve such dispute through discussions by their authorized representatives. Any dispute which is not so resolved within 15 calendar days after the start of such discussions (or such longer period as may be mutually agreed) shall be resolved by arbitration in accordance within the commercial arbitration rules of the American Arbitration Association (“AAA”). The arbitration proceedings, including the rendering of an award, shall take place in the Borough of Manhattan, New York, New York. The arbitration panel shall consist of three persons, one chosen by each of the Operating Companies and Travelzoo, and the third chosen by such two arbitrators. If the first two arbitrators are unable to agree on the third arbitrator, the third arbitrator shall be appointed by the AAA. If either such party does not select an arbitrator within 10 days after a request for arbitration hereunder, the arbitrator chosen by the other shall act as the sole arbitrator. The arbitration proceedings shall be conducted in accordance with the International Arbitration Rules of AAA. The award of such arbitral tribunal shall be final. Judgment upon such award may be entered by the prevailing party in any court having jurisdiction. The award of the arbitral tribunal may be alternatively or cumulatively for monetary damages. The arbitral tribunal may issue interim awards and order any provisional measures which should be taken to preserve the respective rights of a party. The arbitral tribunal shall charge all costs and expenses of the arbitration, including the fees and expenses of the arbitral tribunal and any experts, to the non-prevailing party; provided that if the tribunal determines that there is not a prevailing party, such costs and expenses shall be allocated between the parties as the arbitral tribunal deems fair and reasonable taking into account the extent to which parties’ relative positions have prevailed.

15.Entire Agreement; Amendments. This Agreement, together with the Exhibit hereto, constitutes the complete and exclusive statement of all mutual understandings between the parties with respect to the subject matter hereof, superseding all prior or contemporaneous proposals, communications and understandings, oral or written. No amendment, change, waiver, or discharge hereof shall be valid unless in writing and signed by the parties.

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IMS_FOOTERDIVEND

16.Payment of Fees and Expenses. Each party shall bear its own expenses in connection with this Agreement and the transactions contemplated herein.

[the remainder of this page intentionally blank]

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IN WITNESS WHEREOF, the parties, by their duly authorized representatives, have executed this Agreement as of the date first written above.

TRAVELZOO INC.

By: ______________________

Name: ___________________

Title: _____________________

[NewCo Japan]

By: ______________________

Name: ___________________

Title: _____________________

[NewCo HK]

By: ______________________

Name: ___________________

Title: _____________________

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EXHIBIT D

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”), dated as of _______________, 2009, is between TRAVELZOO INC., a Delaware corporation (“Travelzoo”), and RALPH BARTEL (the “Stockholder).

Background

(a)      Contemporaneously with the execution of this Agreement, Travelzoo K.K., a Japanese corporation and wholly-owned subsidiary of Travelzoo (“Travelzoo Japan”), and Travelzoo (Asia Pacific) Limited, a Hong Kong corporation and wholly-owned subsidiary of Travelzoo (“Travelzoo HK”), are entering into separate Asset Purchase Agreements (the “Purchase Agreements”) with companies (the “Azzurro Companies”) wholly-owned by Azzurro Capital Inc., a Cayman Islands corporation (“Azzurro”) which is controlled by the Stockholder, pursuant to which the Azzurro Companies are purchasing the assets and businesses previously owned and operated by Travelzoo Japan and Travelzoo HK (the “Asia Pacific Business”).

(b)     The Stockholder is the founder of Travelzoo, a stockholder of Travelzoo and a member of the Board of Directors of Travelzoo. The Stockholder has not participated in deliberations of the Board of Directors relating to the Purchase Agreements, and the Board of Directors of Travelzoo has established a committee consisting of the independent directors which has reviewed, approved and recommended the Purchase Agreements and related agreements which Travelzoo and its subsidiaries will enter into with Azzurro and the Azzurro Companies.

(c)      To avoid any future conflicts of interest relating to the dealings between Travelzoo and Azzurro and their affiliates, the parties are entering into the Agreement to set forth certain restrictions on the Stockholder in respect of the voting of his shares in Travelzoo and in respect of his participation in actions by the Board of Directors of Travelzoo relating to such dealings.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which are acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.        Voting. The Stockholder agrees to vote (or cause to be voted) any shares or common stock or other securities of Travelzoo over which he has voting control, with respect to any proposal relating to the Asia Pacific Business or Azzuro or the Azzurro Companies, in the same manner and in the same proportion (for, against, withheld, and/or abstain without giving effect to any broker non-votes) that all other securities of the same class are voted at any meeting of the stockholders of Travelzoo, or in any action by written consent in lieu of a meeting.

2.        Board Deliberations. As a member of the Board of Directors of Travelzoo, shall abstain from all deliberations and decisions of the Board of Directors of Travelzoo with respect to any matters relating to any dealings, agreements or arrangements

VOTING AGREEMENT

between Travelzoo or any of its affiliates and Azzurro or any of its affiliates, including with respect to the exercise of the Option referred to in the Purchase Agreements, except to the extent his vote shall be required to constitute a quorum or otherwise to permit the Board of Directors to take action, in which case he shall vote with the majority of the other members of the Board of Directors (or shall abstain in case of a tie among the votes of the other directors).

3.        Term. The term of this Agreement shall commence on the Closing Date (as defined in the Purchase Agreements) and shall remain in full force and effect until the Stockholder’s direct or indirect ownership interest in Travelzoo or its successors is less than 10%, or his direct and indirect ownership in the Azzurro Companies or their successors is less than 10%; provided, that Travelzoo may, by written notice to the Investor, extend the period during which such obligations shall remain in effect if the Board of Directors of Travelzoo shall reasonably determine, based on the advice of its independent accountants, that such extension is required in order to avoid adverse accounting results for Travelzoo, such extension to remain in effect only for so long as such circumstances continue to apply.

4.	Miscellaneous.

(a)       Amendments, Waivers, Etc. This Agreement may not be amended or otherwise modified, except by a written document executed by the parties hereto.

(b)       Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any such provision is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

(c)       Governing Law; Venue. This Agreement shall governed by and be construed in accordance with the substantive laws of the State of New York applicable to contracts executed and performed entirely within the state, without reference to its choice of law rules

[Signature Page Follows]

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            IN WITNESS WHEREOF, the parties hereto have caused this Voting Agreement to be duly executed as of the day and year first above written.

TRAVELZOO INC. By:____________________________ Name: Wayne Lee Title: Chief Financial Officer
_______________________________ Ralph Bartel

VOTING AGREEMENT

EXHIBIT E

TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT (the “Agreement”) entered into as of __________ ___, 2009, is by and among Travelzoo Inc., a Delaware corporation (“Travelzoo”), [__________], a company organized under the laws of Hong Kong (“NewCo HK”), and [__________], a Japanese [yugen kaisha] (“NewCo Japan” and, together with NewCo HK, the “Buyers”). Capitalized terms not otherwise defined herein shall have the meanings given in the Purchase Agreements (as defined below).

BACKGROUND

(a)       Contemporaneously with the execution of this Agreement, Travelzoo K.K., a Japanese corporation and wholly-owned subsidiary of Travelzoo (“Travelzoo Japan”), entered into an Asset Purchase Agreement with NewCo Japan, pursuant to which NewCo Japan is purchasing substantially all of the assets of Travelzoo Japan (the “Japan Purchase Agreement”).

(b)       Contemporaneously with the execution of this Agreement, Travelzoo (Asia Pacific) Limited, a Hong Kong corporation and wholly-owned subsidiary of Travelzoo (“Travelzoo HK” and, together with Travelzoo Japan, the “Sellers”), entered into an Asset Purchase Agreement with NewCo HK, pursuant to which NewCo HK is purchasing substantially all of the assets of Travelzoo HK (the “HK Purchase Agreement” and, together with the Japan Purchase Agreement, the “Purchase Agreements”).

(c)       Prior to and continuing through the Closing Date referred to in each Purchase Agreement, Travelzoo has provided certain services, including, but not limited to, tax, treasury, banking, accounting, human resources, office and information technology systems and infrastructure services, to Sellers.

(d)       Pursuant to a separate Hosting Agreement, Travelzoo has agreed to provide certain ongoing services to the Buyers following the Closing under each Purchase Agreement.

(d)       Buyers have requested that, in addition to such ongoing services, Travelzoo (or its affiliates), upon Buyers’ option, provide Buyers with certain such transition services for the period following such Closing, and Travelzoo is willing to provide such services, on the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and intending to be legally bound hereby, the parties hereto agree as follows:

1.        Transition Services; Limitations.

(a)       Subject to the terms and provisions of this Agreement, at Buyers’ option, Travelzoo shall (or shall cause its affiliates to) provide to Buyers any or all of the services described on Schedule 1 attached hereto (the “Transition Services”). At any time during the term of this Agreement, the parties agree to, upon the request of either party, negotiate in good faith to add or modify, as the case may be, the services listed on Schedule 1. Buyers may, without penalty, determine not to exercise their option described in this Section 1(a) with respect to any or all of the Transition Services.

(b)       In providing the Transition Services, Travelzoo, as deemed necessary or appropriate in its reasonable discretion, may (i) use its own personnel or (ii) employ the services of third parties to the extent such third party services are routinely utilized to provide similar services to Travelzoo’s own businesses or are reasonably necessary for the efficient performance of any Transition Service.

(c)       Travelzoo and each Buyer shall designate a representative to act as its primary contact person with respect to the provision of each category of the Transition Services (each such person being a “Responsible Person”). The expected Responsible Persons are set forth below the description of each Transition Service on Schedule 1.

2.        Term of Agreement/Transition Services. The obligation of Travelzoo to provide each Transition Service to each Buyer will commence on the date Buyer specifies upon exercise of its option described in Section 1(a) above and will terminate on the date on which such Buyer, on at least 30 days’ advance written notice to Travelzoo, elects to terminates such Transition Service. Notwithstanding the foregoing, Travelzoo or either Buyer may, by giving written notice, terminate this Agreement with respect to such Buyer if the other party is in material breach of its obligations hereunder and has failed to cure said breach within thirty (30) days after receipt of notice of such breach. Buyers shall use their reasonable commercial efforts to transition and terminate the Transition Services as soon as practicable after the applicable Closing Date. Travelzoo shall use its reasonable commercial efforts to assist Buyer in the transition and termination of the Transition Services as soon as practicable after the Closing Date; provided, however, this Agreement shall automatically terminate three years from the date hereof.

3.        Fees and Expenses.

(a)       In the event Buyers elect to receive any Transition Services hereunder, the parties agree to negotiate in good faith the fees to be paid by Buyers in exchange for such Transition Services.

(b)       Each Buyer agrees to reimburse Travelzoo for its direct expenses in providing the Transition Services to such Buyer hereunder, together with additional amounts representing a reasonable allocation of overhead expenses. Such amounts shall be billed to each Buyer on a monthly basis, and each invoice shall be paid within 30 days after receipt by a Buyer. Amounts shall be billed and paid in US dollars, provided that, at Travelzoo’s option, it may bill, and require payment, of specified costs in other currencies reflecting the currencies in which such costs were incurred. All payments shall be made to Travelzoo without deduction or withholding for any present and future taxes imposed by any taxing authority

4.        Cooperation

(a)       The parties will use good faith efforts to cooperate with each other in all matters relating to the provision and receipt of Transition Services.

(b)       Each Buyer agrees to grant Travelzoo and its personnel access to sites, systems and information as necessary for Travelzoo to perform its obligations hereunder.

5.        Confidentiality

(a)       In connection with the Transition Services, Travelzoo, on the one hand, and Buyers, on the other hand, may acquire from the other, or may develop, certain Confidential Information, as defined below.

(b)       Each party receiving Confidential Information hereunder (the “Recipient”) acknowledges the economic value of the Confidential Information to the Disclosing Party, and agrees that the Recipient shall:

(i)        use the Confidential Information only for the purpose of performing or receiving Transition Services hereunder;

(ii)       not disclose any Confidential Information to any person, or discuss Confidential Information with any other person, except with those of its employees who have been specifically authorized by the Disclosing Party for such purpose and Recipient’s authorized professional advisors and agents who are bound by similar obligations of confidentiality; and

(iii)       not make or retain any copies of any of the Confidential Information following the termination of this Agreement.

(c)       "Confidential Information" means any information or data disclosed to the Recipient by the Disclosing Party or any of its employees or representatives, including business plans and processes, website designs, specifications, models, source code, object code, documentation, diagrams, flow charts, marketing and development plans, financial information, member and customer lists, and other similar information that is proprietary to and confidential information of the Disclosing Party, and all copies, descriptions and summaries thereof, whether created by the Disclosing Party, the Recipient or any other party, and whether provided in tangible form or other media, orally or otherwise.

(d)       The confidentiality obligations of Section shall not apply to any Confidential Information which the Recipient can demonstrate:

(i)        becomes available to the public through no breach of this Agreement;

(ii)       was previously known by the Recipient without any obligation to hold it in confidence;

(iii)       is received from a third party free to disclose such information without restriction;

(iv)      is independently developed by the Recipient without the use of Confidential Information of the Disclosing Party;

(v)       is required by law or regulation to be disclosed, but only to the extent and for the purposes of such required disclosure; or

(vi)       is disclosed in response to a valid order of a court or other governmental body, but only to the extent of and for the purposes of such order, and only if the Recipient first notifies the Disclosing Party of the order and permits the Disclosing Party to seek an appropriate protective order.

(e)       The restrictions of this Section shall not be deemed to affect or limit the rights granted to the Buyers under the License Agreement, dated as of this date, among Travelzoo, Azzurro and the Buyers.

(f)        Each party shall restrict access to Confidential Information to only those of its personnel or third parties referred above who have a need for such access in connection with the Transition Services and who have been notified of the confidential nature of the information and of the parties’ obligations under this Agreement.

6.        Compliance with Laws and Regulations. Travelzoo shall perform or provide the Transition Services in accordance with all applicable laws. Buyers and Travelzoo reserve the right to take all actions, including termination of this Agreement in respect of any particular Transition Service, upon as much notice to the other party as is reasonably practicable, without penalty or liability, that is reasonably believed to be necessary to ensure compliance with applicable laws.

7.        Limitations on Liability.

(a)       The liability of Travelzoo to a Buyer for any loss or damage arising in connection with providing the Transition Services hereunder shall in the aggregate not exceed the total amount paid by such Buyer pursuant to this Agreement. In no event shall Travelzoo or Buyers be liable to the other party for indirect, special, consequential (including without limitation business interruption) or incidental damages, including without limitation loss of profits or damage to or loss of use of any property.

(b)       Except as expressly set forth in this Agreement or in any other agreement between the parties modifying or supplementing this Agreement, Travelzoo makes no representation or warranty whatsoever, express or implied, including, but not limited to, any representation or warranty as to merchantability or fitness for a particular purpose, arising out of this Agreement or the Transition Services provided under this Agreement.

8.        Indemnity. Buyers shall indemnify Travelzoo and each of its affiliates against all losses attributable to any third party claims arising from or relating to the provision of the Transition Services, except to the extent that such losses arise from the willful misconduct or negligence of Travelzoo, Sellers or any of their affiliates, employees or subcontractors.

9.        Amendment. This Agreement may be amended, modified, or supplemented only by a writing signed by Travelzoo and Buyers.

10.      Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be delivered by hand, by facsimile, or by first-class mail, postage prepaid, bearing the address set forth below, or such other address as the parties shall have furnished to each other in writing:

If to NewCo HK:

_____________________

_____________________

_____________________

Telephone:

Fax:

Attention:

If to NewCo Japan

_____________________

_____________________

_____________________

Telephone:

Fax:

Attention:

With a copy to:

Daniel J. Godar

Armstrong Teasdale LLP

One Metropolitan Square

211 North Broadway

St. Louis, Missouri 63102

Telephone: (314) 342-8003

Fax: (314) 612-2249

If to Travelzoo:

Travelzoo Inc.

590 Madison Avenue, 37th Floor

New York, New York 10022

Attention: Holger Bartel, CEO

Telephone: (212) 484-4900

With a copy to:

Bryan Cave LLP

One Metropolitan Square

211 North Broadway, Suite 3600

St. Louis, Missouri 63102

Telephone: (314) 259-2000

Fax: (314) 259-2020

Attention: Denis P. McCusker

11.      Waivers. No delay or omission to exercise any right, power or remedy accruing to Travelzoo or Buyers upon any breach or default by the other shall impair any such right, power or remedy of Travelzoo or Buyers, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of Travelzoo or Buyers of any breach or default under this Agreement, or any waiver on the part of Travelzoo or Buyers of any provisions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in writing. All remedies, either under this Agreement, or by law or otherwise afforded to Travelzoo or Buyers, shall be cumulative and without prejudice to any other rights or remedies at law or in equity.

12.      Relationship of the Parties. Travelzoo and Buyers shall for all purposes be considered independent contractors with respect to each other, and neither shall be considered an employee, employer, agent, principal, partner or joint venturer of the other.

13.      Successors and Assigns; Assignment. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon Travelzoo, Buyers and their respective successors and permitted assigns.

14.      Applicable Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York applicable to contracts to be carried out wholly within such state, without reference to its choice of law rules.

15.      Counterparts. This Agreement may be simultaneously executed in multiple counterparts, and in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

16.      Entire Agreement. This Agreement constitutes the entire understanding and agreement between Travelzoo and Buyers with regard to the subject matter hereof and supersedes all prior agreements and understandings between Travelzoo and Buyers (both oral and written) with respect to the subject matter hereof.

17.      No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and, to the extent provided herein, their respective affiliates, and no provision of this Agreement shall be deemed to confer upon any other third parties any remedy, claim, liability, reimbursement, cause of action or other right.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first above written.

[NewCo Japan]

By:	_____________________

Name:	_____________________
Title:	_____________________

[NewCo Hong Kong]

By:	_____________________
Name:	_____________________
Title:	_____________________

Travelzoo Inc.

By:	_____________________
Name:	_____________________
Title:	_____________________

Schedule 1

Transition Services and Responsible Person

NewCo HK

Description of Transition Service	Responsible Person
Consulting services	Holger Bartel; Wayne Lee
Employee training services	Travelzoo (Europe) Ltd
Provide professional enterprise-level quality maintenance, desktop support, and other related services for local workstations, office servers and printers in Asia Pacific;

NewCo Japan

Description of Transition Service	Responsible Person
Consulting services	Holger Bartel; Wayne Lee
Employee training services	Travelzoo (Europe) Ltd
Provide professional enterprise-level quality maintenance, desktop support, and other related services for local workstations, office servers and printers in Asia Pacific